Exhibit 10.1

PUBLISHED CUSIP NUMBER:
CREDIT AGREEMENT
Dated as of December 9, 2005
among
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP,
as the Borrower,
The Subsidiaries of the Borrower
from time to time party hereto,
as Guarantors,
The Lenders Party Hereto
and
BANK OF AMERICA, N.A.,
as Administrative Agent and Credit-Linked L/C Issuer
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

6.04 Binding Effect	78
6.05 Financial Statements; No Material Adverse Effect; No Internal Control Event	78
6.06 Litigation	79
6.07 No Default	79
6.08 Ownership of Property; Liens	79
6.09 Environmental Compliance	80
6.10 Insurance	81
6.11 Taxes	81
6.12 ERISA Compliance	81
6.13 Capital Structure/Subsidiaries	82
6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act	82
6.15 Disclosure	83
6.16 Compliance with Laws	83
6.17 Intellectual Property	83
6.18 Solvency	84
6.19 Business Locations	84
6.20 Brokers’ Fees	84
6.21 Labor Matters	84
6.22 Nature of Business	85
6.23 Representations and Warranties from Other Loan Documents	85
6.24 Collateral Documents	85
6.25 Real Properties	85
6.26 CSP and Calumet Sales	85
6.27 No Conflict with MLP Partnership Agreement	86
ARTICLE VII AFFIRMATIVE COVENANTS	86
7.01 Financial Statements	86
7.02 Certificates; Other Information	87
7.03 Notices and Information	89
7.04 Payment of Obligations	91
7.05 Preservation of Existence, Licenses, Etc	91
7.06 Maintenance of Properties	91
7.07 Maintenance of Insurance	92
7.08 Compliance with Laws and Material Contractual Obligations	92
7.09 Books and Records	93
7.10 Inspection Rights	93
7.11 Use of Proceeds	93
7.12 Crack Spread Protection	94
7.13 Additional Guarantors	94
7.14 Pledged Assets; Etc	95
ARTICLE VIII NEGATIVE COVENANTS	96
8.01 Liens	96
8.02 Investments	98
8.03 Indebtedness	101
8.04 Fundamental Changes	103
8.05 Dispositions	104

8.06 Restricted Payments	104
8.07 Change in Nature of Business; Name, Etc	107
8.08 Transactions with Affiliates and Insiders	107
8.09 Burdensome Agreements	108
8.10 Use of Proceeds	109
8.11 Capital Expenditures	109
8.12 Prepayment of Other Indebtedness, Amendment of Documents, Etc	109
8.13 Organization Documents; Fiscal Year; Accounting Practices	110
8.14 Ownership of Subsidiaries	110
8.15 Tax Consolidation	110
8.16 Consolidated Leverage Ratio	110
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	111
9.01 Events of Default	111
9.02 Remedies Upon Event of Default	114
9.03 Application of Funds	114
ARTICLE X ADMINISTRATIVE AGENT	115
10.01 Appointment and Authority	115
10.02 Rights as a Lender	116
10.03 Exculpatory Provisions.	116
10.04 Reliance by Administrative Agent	117
10.05 Delegation of Duties	117
10.06 Resignation of Administrative Agent	118
10.07 Non-Reliance on Administrative Agent and Other Lenders	119
10.08 No Other Duties, Etc	119
10.09 Administrative Agent May File Proofs of Claim	119
10.10 Collateral and Guaranty Matters	120
10.11 Intercreditor Agreement	121
ARTICLE XI MISCELLANEOUS	121
11.01 Amendments, Etc	121
11.02 Notices. Effectiveness of Electronic Communications	124
11.03 No Waiver; Cumulative Remedies	126
11.04 Expenses; Indemnity; Damage Waiver	126
11.05 Payments Set Aside	128
11.06 Successors and Assigns	129
11.07 Treatment of Certain Information; Confidentiality	132
11.08 Set-off	133
11.09 Interest Rate Limitation	134
11.10 Counterparts; Integration; Effectiveness	134
11.11 Survival of Representations and Warranties	134
11.12 Severability	134
11.13 Replacement of Lenders	135
11.14 Governing Law; Jurisdiction; Etc	136
11.15 Waiver of Jury Trial	137
11.16 Term of Agreement	137
11.17 PATRIOT Act Notice	137
11.18 Subordination of Intercompany Debt	137

SCHEDULES

1.01	Guarantors
2.01	Commitments and Applicable Percentages
2.03	Credit-Linked Letters of Credit to be Issued on the Closing Date
6.03	Required Consents, Authorizations, Notices and Filings
6.05	Supplement to Interim Financial Statements
6.10	Insurance
6.11	Taxes
6.13(a)	Corporate Structure
6.13(b)	Subsidiaries; Equity Interests in the Borrower
6.13(c)	Equity Investments
6.17	Intellectual Property Matters
6.19(a)	Real Properties
6.19(b)	Collateral Locations
6.19(c)	Chief Executive Office, Jurisdiction of Incorporation, Principal Place of Business
6.21	Labor Matters
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices
11.06	Processing and Recordation Fees
EXHIBITS

A	Form of Loan Notice
B-1	Form of Term Note
B-2	Form of Credit-Linked Note
C	Form of Compliance Certificate
D	Form of Joinder Agreement
E	Form of Assignment and Assumption
F	Form of Money Market Account Agreement
G	Form of PP&E Deposit Account Control Agreement

CREDIT AGREEMENT
     This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the “Agreement”) is entered into as of December 9, 2005 by and among CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership (together with any permitted successors and assigns, the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent and Credit-Linked L/C Issuer (each, as defined herein).
     The Borrower has requested that the Lenders provide credit facilities in an aggregate amount of $225,000,000 (the “Credit Facilities”) for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “ABL Agent” means Bank of America, in its capacity as administrative agent under the ABL Credit Agreement and the other ABL Loan Documents.
     “ABL Bank Product Obligations” has the meaning specified for the term “Bank Product Debt” in the ABL Credit Agreement.
     “ABL Borrowers” means the Borrower hereunder and its direct and indirect wholly-owned subsidiaries Calumet Shreveport, LLC, Calumet Shreveport Lubricants & Waxes, LLC and Calumet Shreveport Fuels, LLC and any other Person that becomes a borrower under the ABL Credit Agreement in accordance with the terms thereof.
     “ABL Cap Amount” means an amount equal to (A) $275,000,000 minus (B) to the extent accompanied by a corresponding permanent reduction of the ABL Commitments, all payments and prepayments of the principal amount of the ABL Obligations made after the Closing Date.
     “ABL Credit Agreement” means that certain Credit Agreement dated as of December 9, 2005, among the ABL Borrowers, as co-borrowers thereunder, certain of the Subsidiaries of the Borrower, as guarantors thereunder, the ABL Lenders and the ABL Agent.
     “ABL Commitment” has the meaning specified for the term “Commitment” in the ABL Credit Agreement.

     “ABL Facility” means the revolving credit facility available to the ABL Borrowers under the ABL Credit Agreement.
     “ABL Lender” and “ABL Lenders” have the meanings specified for the terms “Lender” and “Lenders,” respectively, in the ABL Credit Agreement.
     “ABL Loan” has the meaning specified for the term “Loan” in the ABL Credit Agreement.
     “ABL Loan Documents” has the meaning specified for the term “Loan Documents” in the ABL Credit Agreement.
     “ABL Obligations” has the meaning specified for the term “Obligations” in the ABL Credit Agreement.
     “ABL Priority Collateral” has the meaning specified for the term “Working Capital Priority Collateral in the Intercreditor Agreement.
     “Account” has the meaning specified in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     “Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property, or a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Credit-Linked Commitments” means the Credit-Linked Commitments of all the Credit-Linked Lenders. The aggregate principal amount of the Credit-Linked Commitment of all the Lenders as in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000).
     “Agreement” has the meaning specified in the heading hereof.

     “Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Patriot Act.
     “Applicable Credit-Linked Rate” means 3.50% per annum.
     “Applicable Percentage” means, as to each Lender, (a) with respect to such Lender’s Credit-Linked Commitment or other rights or other obligations as a Credit-Linked Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Credit-Linked Deposits held by such Lender at such time and the denominator of which is the aggregate principal amount of the Total Credit-Linked Deposit at such time; provided that if the commitment of the Credit-Linked L/C Issuer to make Credit-Linked Credit Extensions has been terminated pursuant to Section 9.02, then the numerator of such fraction shall be such Lender’s Outstanding Amount of all Obligations, and the denominator shall be the Outstanding Amount of all Obligations of all Lenders at such time, and (b) with respect to such Lender’s outstanding Term Loans at any time, the percentage (carried out to the ninth decimal place), of the total aggregate principal amount of the Term Loan represented by the Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, (a) 3.50% per annum for Eurodollar Rate Loans and (b) 2.50% per annum for Base Rate Loans
     “Application Period” means, in respect of the Net Cash Proceeds of any Disposition and/or Involuntary Disposition, the period of 545 days (or such earlier date as provided for reinvestment of the proceeds thereof under the ABL Credit Agreement) following receipt of such Net Cash Proceeds by any Consolidated Party.
     “Approved Counterparty” means any of the following: (a) J. Aron & Company, Koch Supply & Trading, LP, Merrill Lynch Commodities, Inc. and/or JPMorgan Chase Bank, N.A. (together with any trading affiliate of any of foregoing entities that has comparable credit support, if any, from the applicable parent entity), (b) any other Person whose senior unsecured debt ratings (as of the date that the applicable hedge is entered into) are not less than A3 and A- from Moody’s and S&P, respectively, and (c) other Persons acceptable to the Required Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Asphalt Notes” means, collectively, (i) that certain revolving promissory note made by the Borrower to Asphalt Refining Company in the original principal amount of $180,000,000.00 dated June 30, 2005 and (ii) that certain promissory note made by the Borrower to Asphalt Refining Company in the original principal amount of $11,400,000.00 dated June 30, 2005.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Parties for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Parties, including the notes thereto.
     “Auto-Renewal Credit-Linked Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
     “Benchmark Rate” has the meaning specified in Section 2.03(h)(i).
     “Borrower” has the meaning specified in the heading hereof.

     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Base” has the meaning specified in the ABL Credit Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Businesses” means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.
     “Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the Consolidated Leverage Ratio and/or the Consolidated Interest Coverage Ratio on a Pro Forma Basis.
     “Calculation Period” means, in respect of any Calculation Date, the period of four fiscal quarters of the Consolidated Parties ended as of the last day of the most recent fiscal quarter of the Borrower preceding such Calculation Date for which the Administrative Agent shall have received the Required Financial Information; provided, however, that with respect to the MLP Conversion, “Calculation Period” shall mean the 12-month period of the Consolidated Parties ended as of the last day of the most recent fiscal month of the Consolidated Parties preceding the applicable Calculation Date for which the Administrative Agent shall have received the financial information that would have been required to be provided to the ABL Agent pursuant to Section 10.1.1(c) and Section 10.1.2(c) of the ABL Credit Agreement had the Closing Date occurred on or before October 31, 2005.
     “Calumet Sales” means Calumet Sales Company Incorporated, a Delaware corporation.
     “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateralize” has the meaning specified in Section 2.03(i).

     “Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) with respect to any Foreign Subsidiaries, (1) time deposits and customary short term investments with one of the three largest banks doing business in the jurisdiction in which the Foreign Subsidiary is conducting business, and (2) other short term investments customarily used by multinational corporations in the country in which the Foreign Subsidiary is doing business for the purpose of cash management, which investments have the preservation of capital as their primary objective, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments whose primary objective is the preservation of capital and whose investments are limited to “cash equivalents” as defined under GAAP.
     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), as amended.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events:
     (a) prior to the MLP Conversion:
     (i) the Existing Partners shall fail to own beneficially, directly or indirectly, at least 70% of the outstanding Voting Stock of the Borrower and

100% of the Voting Stock of the General Partner (or any successor general partner of the Borrower); or
     (ii) the Existing Partners shall fail to control, whether through ownership of Voting Stock, by contract or otherwise, majority of the seats on the board of directors or other equivalent governing body of the Borrower; and
     (b) after the MLP Conversion:
     (i) the Existing Partners shall fail to own beneficially, directly or indirectly, at least 30% of the outstanding Voting Stock of the MLP Parent;
     (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the Existing Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the outstanding Voting Stock of the MLP Parent; or
     (iii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the MLP Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual contested solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors or equivalent governing body).
     (iv) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the MLP Parent, or control over the Voting Stock of the MLP Parent entitled to vote for members of the board of directors or equivalent governing body of the MLP Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities; or
     (v) the MLP Parent shall fail to own, directly or indirectly, 100% of the outstanding Capital Stock of each of the Borrower, the General Partner and the New Limited Partner; or
     (c) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the ABL Credit Agreement.
Notwithstanding any provision to the contrary contained in this definition, an MLP Conversion permitted hereunder upon satisfaction of the MLP Conversion Conditions shall not be deemed a Change of Control.
     “Closing Date” means the first date all of the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means a collective reference to all real and personal Property required to be pledged to the Administrative Agent (for the benefit of the Lenders) pursuant to and in accordance with Section 7.14, including, without limitation, the Priority Collateral and the ABL Priority Collateral.
     “Collateral Documents” means a collective reference to the Security Agreement, the Mortgage Instruments, the Money Market Account Agreement, the PP&E Deposit Account Control Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.13 and Section 7.14.
     “Commitment” means, as to each Lender, the Credit-Linked Commitment of such Lender and the Term Loan Commitment of such Lender.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Capital Expenditures” means, for any period, for the Consolidated Parties on a consolidated basis, all capital expenditures made during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) Eligible Reinvestments made with proceeds of any Disposition or Involuntary Disposition or (b) Acquisitions.
     “Consolidated Current Assets” means, on any date, all assets of the Consolidated Parties on such date which, in accordance with GAAP, would be classified on the consolidated balance sheet of the Consolidated Parties as “current assets,” other than (i) cash and Cash Equivalents and (ii) unrealized gains resulting from mark to market accounting for hedging activities.

     “Consolidated Current Liabilities” means, on any date, all liabilities of the Consolidated Parties on such date which, in accordance with GAAP, would be classified on the consolidated balance sheet of the Consolidated Parties as “current liabilities,” other than (i) the current portion of Consolidated Funded Indebtedness and (ii) unrealized losses resulting from mark to market accounting for hedging activities.
     “Consolidated EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, an amount equal to Consolidated Net Income plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable by the Consolidated Parties, (iii) depreciation and amortization expense, (iv) unrealized losses resulting from mark to market accounting for hedging activities (v) all unrealized items decreasing Consolidated Net Income and (vi) other non-recurring expenses of the Consolidated Parties reducing such Consolidated Net Income which do not represent a cash item in such period or and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all unrealized items increasing Consolidated Net Income, (iii) unrealized gains resulting from mark to market accounting for hedging activities, and (iv) non-recurring expenses of the Consolidated Parties and unrealized items that in each case reduced the calculation of Consolidated Net Income hereunder for a prior period and which represent a cash item in the current applicable period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Consolidated Parties (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by the Consolidated Parties (other than trade debt incurred in the Ordinary Course of Business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Consolidated Parties, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) all unreimbursed drafts drawn under letters of credit and banker’s acceptances, (g) the principal component or liquidation preference of all Capital Stock issued by a Consolidated Party and which by the terms thereof could at any time prior to the Maturity Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (h) the outstanding principal amount of all obligations of such Persons under Securitization Transactions (all such Indebtedness of the types described in the forgoing clauses (a) through (h), as to any Person, “Funded Indebtedness”), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Consolidated Parties, whether or not the obligations secured thereby have been assumed, (j) all Guarantees with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any partnership or unincorporated joint venture in which a Consolidated Party is a general partner or a joint venturer to the extent such Indebtedness is recourse to a Consolidated Party. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).
     “Consolidated Interest Charges” means for any period for the Consolidated Parties on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Consolidated Parties in connection with borrowed money (including capitalized interest, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations)) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Consolidated Parties with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio for the four fiscal quarter period ending on such date of (a) Consolidated EBITDA to (b) Consolidated Interest Charges.
     “Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.
     “Consolidated Net Income” means, for any period, for the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.
     “Consolidated Parties” means (a) prior to the effective date of the MLP Conversion, a collective reference to the Borrower and the Subsidiaries of the Borrower (other than CSP) and (b) on and after the effective date of the MLP Conversion, the MLP Parent and the Subsidiaries of the MLP Parent (other than CSP), and “Consolidated Party” means any one of them.
     “Consolidated Scheduled Funded Debt Payments” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.04.
     “Consolidated Working Capital” means, on any date, Consolidated Current Assets minus Consolidated Current Liabilities on such date.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agent” has the meaning specified in the Intercreditor Agreement.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) a Credit-Linked Credit Extension.
     “Credit-Linked Commitment” means a Lender’s obligation to make a Credit-Linked Deposit to the Administrative Agent on the Closing Date pursuant to Section 2.01(b) in the principal amount set forth opposite such Lender’s name on Schedule 2.01.
     “Credit-Linked Credit Extension” means, with respect to any Credit-Linked Letter of Credit, the issuance thereof or the renewal or increase of the amount thereof.
     “Credit-Linked Deposit” has the meaning specified in Section 2.03(c)(ii).
     “Credit-Linked Deposit Account” means account number 8666516373 established by the Administrative Agent in its name and under its sole and exclusive control at its offices in Charlotte, North Carolina, designated as the “Bank of America, N.A. as Administrative Agent Calumet Lubricants Credit-Linked Deposit Account” that shall be used solely for the purposes set forth in Section 2.01(b) and subsections (ii) and (iii) of Section 2.03(c), together with any replacement or similar account created to serve such purpose.
     “Credit-Linked Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Credit-Linked Facility Fee” has the meaning specified in Section 2.03(j).
     “Credit-Linked Fronting Fee” has the meaning specified in Section 2.03(k).
     “Credit-Linked Honor Date” has the meaning specified in Section 2.03(c)(i).
     “Credit-Linked L/C Advance” means, with respect to each Credit-Linked Lender, such Credit-Linked Lender’s funding of its participation in any Credit-Linked L/C Borrowing in accordance with its Applicable Percentage pursuant to Section 2.03(c).
     “Credit-Linked L/C Borrowing” means, without duplication, an extension of credit by the Credit-Linked L/C Issuer resulting from a drawing under a Credit-Linked Letter of Credit which has not been reimbursed on the date when made or refinanced by a Credit-Linked L/C Advance.

     “Credit-Linked L/C Issuer” means Bank of America in its capacity as issuer of Credit-Linked Letters of Credit hereunder, or any successor issuer of Credit-Linked Letters of Credit hereunder.
     “Credit-Linked L/C Issuer Documents” means with respect to the Credit-Linked Letters of Credit issued by the Credit-Linked L/C Issuer, the Credit-Linked Letters of Credit, any applications for issuance or amendment of the Credit-Linked Letters of Credit, and any other document, agreement and instrument entered into by the Credit-Linked L/C Issuer and the Borrower or by the Borrower in favor of the Credit-Linked L/C Issuer and relating to the Credit-Linked Letters of Credit, including any of the Credit-Linked L/C Issuer’s standard form documents for issuances and amendments of letters of credit and guarantees or other similar undertakings.
     “Credit-Linked L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Credit-Linked Letters of Credit plus the aggregate of all outstanding Unreimbursed Credit-Linked Amounts in respect to any Credit-Linked Letters of Credit, including, without duplication, all Credit-Linked L/C Borrowings arising from any Credit-Linked Letters of Credit.
     “Credit-Linked Lenders” means the Lenders that have a Credit-Linked Commitment.
     “Credit-Linked Letter of Credit” means any Credit-Linked Letter of Credit issued hereunder.
     “Credit-Linked Letter of Credit Application” means an application and agreement for the issuance or amendment of a Credit-Linked Letter of Credit in the form from time to time in use by the Credit-Linked L/C Issuer.
     “Credit-Linked Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “Credit-Linked Note” has the meaning specified in Section 2.10(a).
     “Credit-Linked Participation” has the meaning specified in Section 2.03(c)(ii).
     “CSP” means Calumet Shreveport Packaging, LLC, an Indiana limited liability company.
     “Debt Issuance” means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.
     “Debt Issuance Prepayment Event” means the receipt by any Consolidated Party of proceeds from any Debt Issuance other than an Excluded Debt Issuance.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of a stated grace period, or both, would be an Event of Default. It is understood and agreed that the institution of any proceeding under any Debtor Relief Law relating to any Consolidated Party or to all or any material part of its Property without the consent of such Person shall constitute an immediate Default that with the passage of the 60-calendar day period referred to in Section 9.01(f) would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Credit-Linked Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a Credit-Linked Advance, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Term Loan or Credit-Linked Advance plus 2% per annum, and (b) when used with respect to Credit-Linked Letter of Credit Fees, a rate equal to the Applicable Credit-Linked Rate plus 2% per annum. For the purposes of this definition, the “Applicable Rate” with respect to any Credit-Linked L/C Advance shall be deemed to be the Applicable Credit-Linked Rate per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans or the Credit-Linked Deposits, or participations in Credit-Linked L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or Insolvency Proceeding.
     “Deposit Account” has the meaning specified in the UCC.
     “Disposition” or “Dispose” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise; provided, however, that the term “Disposition” shall be deemed to (a) include any “Asset Disposition” or “Disposition” (or any comparable term) under, and as defined in, the ABL Credit Agreement and (b) exclude any Equity Issuance.
     “Disposition Prepayment Event” means, with respect to any Disposition of Priority Collateral other than an Excluded Disposition, the failure of the Loan Parties to apply (or cause to be applied) the Net Cash Proceeds of such Disposition to Eligible Reinvestments during the Application Period for such Disposition subject to the terms and conditions of Section 2.04(b)(iii)(A).
     “Dollar” and “$” mean lawful money of the United States.

     “Domestic Subsidiary” means any Subsidiary of a Consolidated Party that is organized under the laws of any political subdivision of the United States.
     “Eligible Account” has the meaning specified in the ABL Credit Agreement.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Credit-Linked Commitment, the Credit-Linked L/C Issuer and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries
     “Eligible Reinvestment” means (a) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (b) any Permitted Acquisition.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, Licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     “Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

     “Equipment” has the meaning specified in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.
     “Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.
     “Equity Issuance Prepayment Event” means the receipt by any Consolidated Party of proceeds from any Equity Issuance other than an Excluded Equity Issuance.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of subsections (b) and (c) of Section 414 of the Code (and subsections (m) and (o) of Section 414of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, a Pension Plan in a distress termination (within the meaning of Section 4041(c) of ERISA), or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of

America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excess Cash Flow” means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures (excluding any capital expenditures made during such fiscal year that reduced Excess Cash Flow for a prior fiscal year pursuant to clause (h) of this definition) minus (c) Consolidated Interest Charges minus (d) Federal, state and other income taxes actually paid by the Consolidated Parties on a consolidated basis minus (e) Consolidated Scheduled Funded Debt Payments, and minus (f) voluntary prepayments of principal of the Term Loan, minus (g) gains attributable to non-ordinary course of business dispositions of Property that are reflected in the calculation of Consolidated EBITDA for such fiscal year, minus (h) subject to the following proviso, capital expenditures with respect to which a Consolidated Party has, during such fiscal year, entered into binding commitments with third parties to make such capital expenditures in the ensuing fiscal year; provided, however, that the aggregate amount of all Consolidated Capital Expenditures deducted from Consolidated EBITDA pursuant to clauses (b) and (h) of this definition in respect of the calculation of Excess Cash flow for any fiscal year shall not exceed the aggregate amount of Consolidated Capital Expenditures permitted under Section 8.11 for such fiscal year, minus (i) Restricted Payments in the form of tax distributions made pursuant to Section 8.06(d)(i) hereof, minus (j) any increase in Consolidated Working Capital during such fiscal year period, measured as of the last day of such fiscal year period by comparison with Consolidated Working Capital on the last day of the prior fiscal year period, plus (k) any decrease in Consolidated Working Capital during such fiscal year period, measured as of the last day of such fiscal year period by comparison with Consolidated Working Capital on the last day of the prior fiscal year period; provided, however, that the aggregate amount of all additions to Excess Cash Flow made pursuant to this clause (k) for all applicable periods ending after the Closing Date shall not exceed $66,666,667.
     “Excluded Debt Issuance” means any Debt Issuance permitted by Section 8.03; provided, however, that the term “Excluded Debt Issuance” shall not include any Debt Issuance to the extent that any portion of the proceeds of such Debt Issuance would be required by the ABL Credit Agreement to be applied to the prepayment of any ABL Obligations.
     “Excluded Disposition” means, with respect to any Consolidated Party, any Disposition consisting of (a) the sale, lease, license, transfer or other disposition of Property in the ordinary course of such Consolidated Party’s business, (b) the sale, lease, license, transfer or other disposition of obsolete or worn out Equipment, (c) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Loan Party, provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 7.14 after giving effect to such transaction, (d) any Involuntary Disposition by such Consolidated Party, (e) any Disposition by such Consolidated Party constituting a Permitted Investment and (f) if such Consolidated Party is not a Loan Party, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not a Loan Party; provided, however, that the term “Excluded Disposition” shall not include any Disposition to the extent that any portion of the proceeds of such Disposition would be required by the ABL Credit Agreement to be applied to the prepayment of any ABL Obligations unless such proceeds are used to make Eligible Reinvestments.
     “Excluded Equity Issuance” means (a) any Equity Issuance by any Consolidated Party to any Loan Party, (b) prior to the effective date of the MLP Conversion, any Equity Issuance by the Borrower to the seller of a business acquired in a Permitted Acquisition, (c) prior to the effective date of the MLP Conversion, any Equity Issuance by the Borrower the proceeds of which are used to finance a Permitted Acquisition or (d) prior to the effective date of the MLP Conversion, any Equity Issuance the proceeds of which are used by the Borrower to repurchase its Capital Stock in a transaction permitted under Section 8.06(a)(iv); provided, however, that the term “Excluded Equity Issuance” shall not include any Equity Issuance to the extent that any portion of the proceeds of such Equity Issuance would be required by the ABL Credit Agreement to be applied to the prepayment of any ABL Obligations.
     “Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.13, (a) any leased real or personal Property which is located outside of the United States, (b) any owned real or personal Property which is located outside of the United States and which has a net book value of less than $500,000, provided that the aggregate net book value of all real or personal Property of all of the Loan Parties excluded pursuant to this clause (b) shall not exceed $1,000,000, (c) the Real Properties located in Pennsylvania and described on Schedule 6.20(a), (d) any other owned real Property located in the United States which has a net book value of less than $250,000, provided that the aggregate net book value of all real Property of all of the Loan Parties excluded pursuant to this clause (d) shall not exceed $500,000, (e) the leased Real Property located in Indianapolis, Indiana and described on Schedule 6.20(a), (f) any leased personal Property, (g) any owned personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (h) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (i) any Property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property and (j) the Capital Stock of CSP; provided, however, that notwithstanding the foregoing, the term “Excluded Property” shall not include any Property of any Consolidated Party that secures any ABL Obligations.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Credit-Linked L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a).
     “Existing Credit Agreements” means, collectively, (a) the $40,000,000 Term Loan Agreement dated October 25, 2004, among the Guarantors, as borrowers or guarantors thereunder, the several lenders from time to time party thereto, Lehman Brothers, Inc, as arranger and Lehman Commercial Paper, Inc., as syndication agent and administrative agent, and (b) the Loan and Security Agreement dated October 25, 2004, by and among the Guarantors, as borrowers or guarantors thereunder, LaSalle Business Credit, LLC, as agent, and the financial institutions from time to time party thereto, as lenders,
     “Existing Partners” means The Heritage Group, the Fehsenfeld and Grube Families and their respective Affiliates.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated as October 21, 2005, among the Borrower, the Administrative Agent and the Arranger.
     “FLSA” means the Fair Labor Standards Act of 1938, as amended.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Plan” means any employee benefit plan or arrangement maintained or contributed to by any Consolidated Party that is not subject to the laws of the United States of

America, or any employee benefit plan or arrangement mandated by a government other than the United States of America for employees of any Consolidated Party.
     “Foreign Subsidiary” means any Subsidiary of a Consolidated Party that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Credit-Linked Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Credit-Linked L/C Issuer and (d) the Commitments shall have expired or been terminated in full.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Indebtedness” has the meaning specified in the definition of “Consolidated Funded Indebtedness” set forth in this Section 1.01.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “General Partner” means (a) prior to the MLP Conversion, Calumet, Incorporated, an Indiana corporation, and (b) on and after the effective date of the MLP Conversion, the New General Partner.
     “Governmental Approvals” means all authorizations, consents, approvals, Licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means a collective reference to the Persons identified as “Guarantors” on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.13, and “Guarantor” means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01 attached hereto. After giving effect to the MLP Conversion, “Guarantors” shall, in addition to the persons described in the first two sentences of this definition, include the MLP Parent, the New General Partner, the New Limited Partner and each other Subsidiary of the MLP Parent that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.13, and “Guarantor” means any one of them.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Heritage Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 28, 2003, among The Heritage Group, Asphalt Materials, Inc. and Heritage Environmental Services, Inc., as borrowers or guarantors thereunder, National City Bank, as agent and the lenders party thereto, under which the Borrower is a limited guarantor and co-obligor.
     “Honor Date” has the meaning specified in Section 2.03(c)(i).
     “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the Ordinary Course of Business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent reimbursement obligations in respect of letters of credit (other than trade letters of credit) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) the principal component or liquidation preference of all Capital Stock issued by a Consolidated Party and which by the terms thereof could at any time prior to the Maturity Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (j) the outstanding principal amount of all obligations of such Persons under Securitization Transactions, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).
     “Indemnified Taxes” means Taxes other than Excluded Taxes
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     “Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.
     “Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that a Consolidated Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     “Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date by and between the Administrative Agent, the ABL Agent, the Control Agent and the Loan Parties.
     “Interest Payment Date” means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, and (b) as to the Credit-Linked Deposits, the period commencing on the Closing Date and ending on the date three months thereafter, and, thereafter, each three month period commencing on the last day of the immediately preceding Interest Period and ending on the date three months thereafter; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Consolidated Party’s internal controls over financial reporting, in each case as described in the applicable Securities Laws.
     “Inventory” has the meaning specified in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).
     “Investment” in any Person means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the Ordinary Course of Business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for the Credit-Linked Letters of Credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Priority Collateral, including, without limitation, any such event or occurrence that results in the receipt by any of the Consolidated Parties of insurance proceeds or other compensation that would be required by the ABL Credit Agreement to be applied either to make Eligible Reinvestments or to the prepayment of any ABL Obligations.
     “Involuntary Disposition Prepayment Event” means, with respect to any Involuntary Disposition, the failure of the Loan Parties to apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Involuntary Disposition, if any, to make Eligible Reinvestments (including but not limited to the repair or replacement of the Property affected by such Involuntary Disposition) during the Application Period for such Involuntary Disposition, subject to the terms and conditions of Section 2.04(b)(iii)(B).
     “IRS” means the United States Internal Revenue Service.

     “ISP” means, with respect to the Credit-Linked Letters of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit D hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.13.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, Licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “Lenders” means a collective reference to the Persons identified as “Lenders” on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.06, together with their respective successors , other than any Person that ceases to be a Lender as a result of an assignment in accordance with the terms of Section 11.06 or Section 11.13, or an amendment of this Agreement in accordance with the terms of Section 11.01(b)(i), and “Lender” means any one of them.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “License” means any license or agreement under which a Consolidated Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means this Agreement, each Note, the Credit-Linked Letters of Credit, each Credit-Linked Issuer Document, each Joinder Agreement, each Collateral Document, the Intercreditor Agreement and the Fee Letter.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     “Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one of them.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Consolidated Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contract” means any agreement or arrangement to which a Consolidated Party is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Consolidated Party, including the Securities Act of 1933, as amended, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to Indebtedness of such Consolidated Party in an aggregate amount of $5,000,000 or more.
     “Maturity Date” means December 9, 2012.
     “MLP Conversion” means a recapitalization and restructuring transaction pursuant to which (a) the Borrower will become an indirect, Wholly Owned Subsidiary of the MLP Parent, (b) the New General Partner will become the sole general partner of the Borrower and a direct, Wholly Owned Subsidiary of the New Limited Partner, (c) the New Limited Partner will become a direct, Wholly Owned Subsidiary of the MLP Parent and the sole limited partner of the Borrower, and (d) in connection with such restructuring, the MLP Parent will (i) issue to the Existing Partners common and subordinated units representing limited partnership interests in the MLP Parent in exchange for such Person’s limited partner interests in the Borrower and (ii) issue and sell to the public (the “MLP Offering”) common units representing limited partner interests in the MLP Parent.
     “MLP Conversion Conditions” means:
     (i) no Default or Event of Default shall have occurred and be continuing at the time of the MLP Conversion or be directly or indirectly caused as a result of the MLP Conversion;
     (ii) The Loan Parties shall apply (or cause to be applied) an amount equal to not less than 75% of the Net Cash Proceeds of the MLP Offering received by the MLP Parent to the prepayment of the Credit Facilities in accordance with the terms of Section 2.04(b)(v)(B);
     (iii) not less than five (5) Business Days prior to the effective date of the MLP Conversion, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (which shall be posted to Intralinks by the Administrative Agent for review by Private Lenders only and not any Public Lenders) demonstrating that, after giving effect to the MLP Conversion on a Pro Forma Basis as of the end of the 12-month period of the Consolidated Parties ended as of the last day of the most recent fiscal month of the Consolidated Parties preceding the applicable Calculation Date for which the Administrative Agent shall have received both (A) the financial information that would have been required to be provided to the ABL Agent pursuant to Section 10.1.1(c) and Section 10.1.2(c) of the ABL Credit Agreement had the Closing Date occurred on or before October 31, 2004, and (B) the consolidated statements of income or operations, shareholders’ equity and cash flows for the 12-month period of the Consolidated Parties then ended, all in reasonable detail, such statements to be certified on behalf of the Borrower by the Chief Financial Officer of the General Partner as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties for such 12-month period then ended in accordance with GAAP (subject only to normal year-end audit adjustments), (1) the Consolidated Leverage Ratio would be less than 3.00 to 1.00, and (2) the Consolidated Interest Coverage Ratio would be greater than 3.00 to 1.00;
     (iv) the representations and warranties set forth in Article VI of this Agreement shall be true and correct in all material respects immediately following consummation of the MLP Conversion (and each component transaction relating thereto) (except for those which expressly relate to an earlier date);
     (v) prior to or concurrently with the MLP Conversion (and each component transaction related thereto, as applicable), and as a condition to the effectiveness thereof, the Borrower shall have (A) caused the MLP Parent, the New General Partner and the New Limited Partner to become a Guarantor hereunder and an obligor under the Security Agreement by executing and delivering to the Administrative Agent a joinder agreement in form and substance satisfactory to the Administrative Agent, (B) caused to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request (1) so as to cause such Persons and the other Loan Parties to be in compliance with the terms of Sections 7.13 and 7.14 after giving effect to the MLP Conversion and all transactions related thereto and (2) evidencing any changes made necessary by the consummation of the MLP Conversion and (C) delivered to the Administrative Agent a legal opinion of counsel to the Loan Parties or, where applicable, local counsel reasonably satisfactory to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent’s legal counsel, addressing, among other things, (1) the enforceability of the Loan Documents with respect to each of the MLP Parent, the New General Partner, the New Limited Partner, the Borrower and the other Loan Parties after giving effect to the MLP Conversion, and (2) that the terms of this Agreement do not violate the terms of the MLP Partnership Agreement;
     (vi) the consummation of the MLP Conversion (A) shall not result in a material and adverse impact to the interests of Administrative Agent and/or the Lenders under this Agreement, the Notes and/or the other Loan Documents, and (B) shall be done in compliance in all material respects with all applicable Laws, including applicable tax Laws;

     (vii) the Borrower shall promptly provide the Administrative Agent with such additional information and documents related to the MLP Conversion as may be reasonably requested by the Administrative Agent;
     (viii) upon consummation of the MLP Conversion, the Borrower shall be a Wholly Owned Subsidiary of the MLP Parent;
     (ix) the Borrower shall have delivered to Administrative Agent evidence satisfactory to Administrative Agent that the material terms of this Agreement have been disclosed in the effective registration statement on Form S-1 filed in connection with the MLP Conversion; and
     (x) concurrently with the consummation of the MLP Conversion, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the General Partner of the Borrower (which shall be posted by the Administrative Agent on Intralinks for review by all Lenders, including all Public Lenders) (A) certifying that the Loan Parties have complied with all of the MLP Conversion Conditions, including, without limitation, the financial tests set forth in clause (iii) of this definition, and (B) stating that calculations supporting the Loan Parties compliance with the financial tests set forth in clause (iii) of this definition have been posted to Intralinks for review by all Private Lenders.
     “MLP General Partner” means Calumet GP, LLC a Delaware limited liability company.
     “MLP Offering” has the meaning specified in the definition of “MLP Conversion” set forth in this Section 1.01.
     “MLP Parent” means Calumet Specialty Products Partners, L.P., a Delaware limited partnership formed by the Existing Partners.
     “MLP Partnership Agreement” means the partnership agreement of the MLP Parent in substantially the form of the First Amended and Restated Agreement of Limited Partnership of Calumet Specialty Products, L.P. attached to the Amendment No. 1 to Form S-1 of Calumet Specialty Products Partners, L.P. filed with the SEC on November 16, 2005 or, if different, the partnership agreement actually entered into among the partners of the MLP Parent.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Money Market Account Agreement” means the Money Market Account Agreement dated as of the Closing Date between the Administrative Agent and Bank of America, as depository, substantially in the form of Exhibit F attached hereto, concerning the Credit-Linked Deposit Account, as amended, modified, restated or supplemented from time to time.
     “Mortgage Instruments” has the meaning specified in Section 5.01(d).
     “Mortgage Policies” has the meaning specified in Section 7.14(d).

     “Mortgaged Properties” has the meaning specified in Section 5.01(d).
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Disposition of Priority Collateral, Equity Issuance, Debt Issuance or Involuntary Disposition of Priority Collateral, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Disposition of Priority Collateral, Equity Issuance, Debt Issuance or Involuntary Disposition of Priority Collateral.
     “New General Partner” means Calumet LP GP, LLC, a Delaware limited liability company and direct Wholly Owned Subsidiary of the New Limited Partner that, upon the consummation of the MLP Conversion, will directly hold a 10% general partner interest in the Borrower.
     “New Limited Partner” means Calumet Operating, LLC, a Delaware limited liability company and direct Wholly Owned Subsidiary of the MLP Parent that, upon the consummation of the MLP Conversion, will directly hold a 90% limited partner interest in the Borrower.
     “Note” or “Notes” means the Term Notes and/or the Credit-Linked Notes, individually or collectively, as appropriate.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan or Credit-Linked Letters of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses, costs and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

     “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practices and undertaken in good faith (and not for the purpose of evading any provision of a Loan Document).
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “OSHA” means the Occupational Safety and Hazard Act of 1970, as amended.
     “Other Taxes” means all present or future stamp or documentary Taxes or any other excise or Property Taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date; and (b) with respect to any Credit-Linked L/C Obligations on any date, the amount of such Credit-Linked L/C Obligations on such date after giving effect to any Credit-Linked Credit Extension occurring on such date and any other changes in the aggregate amount of the Credit-Linked L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Credit-Linked Amounts.
     “Participant” has the meaning specified in Section 11.06(d).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.
     “PBGC” means the United States Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     “Permitted Acquisition” means an Acquisition permitted pursuant to the terms of Section 8.02(h).
     “Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.02.
     “Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 7.02.
     “PP&E Deposit Account” shall have the meaning specified in the Security Agreement.
     “PP&E Deposit Account Control Agreement” means the Deposit Account Control Agreement dated as of the Closing Date by and among the Borrower, Bank of America, N.A., as depository bank, the Administrative Agent and the ABL Agent, substantially in the form of Exhibit G attached hereto.
     “Principal Amortization Payment” means a principal payment on the Term Loan as set forth in Section 2.06.
     “Priority Collateral” means all “Term Loan Priority Collateral” as defined in the Intercreditor Agreement (other than Excluded Property), including, upon the payment in full of the ABL Obligations and the termination of the ABL Commitment, all ABL Priority Collateral (other than Excluded Property).
     “Private Lender” means any Lender that is not a Public Lender.
     “Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.03(c)) of the Consolidated Leverage Ratio and/or the Consolidated Interest Coverage Ratio in respect of a proposed transaction (a “Specified Transaction”) as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:
     (a) the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;
     (b) the assumption, incurrence or issuance of any Indebtedness by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);
     (c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;
     (d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by any of the Consolidated Parties during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and
     (e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Consolidated Parties during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.
     “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the General Partner delivered to the Administrative Agent in connection with Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the Consolidated Leverage Ratio and/or the Consolidated Interest Coverage Ratio for the applicable Calculation Period.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Protective Advances” has the meaning specified in the ABL Credit Agreement.
     “Public Lender” has the meaning specified in Section 7.02.

     “Real Properties” means, at any time, a collective reference to each of the facilities and real Properties owned, leased or operated by the Consolidated Parties at such time.
     “Refinery Properties” means a collective reference to each of the refinery facilities owned and operated by the Consolidated Parties and located in Princeton, Louisiana, Cotton Valley, Louisiana and Shreveport, Louisiana, respectively.
     “Register” has the meaning specified in Section 11.07(c).
     “Registered Public Accounting Firm” has the meaning specified in the applicable Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans, a Loan Notice, and (b) with respect to a Credit-Linked Credit Extension, a Credit-Linked Letter of Credit Application.
     “Required Credit-Linked Lenders” means, at any time, Credit-Linked Lenders holding in the aggregate more than fifty percent (50%) of the Credit-Linked Deposits and the outstanding Credit-Linked L/C Obligations. The Credit-Linked Deposits of, and the outstanding Credit-Linked L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Credit-Linked Lenders.
     “Required Financial Information” means, with respect to each fiscal period or quarter of the Consolidated Parties, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the General Partner required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.
     “Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the Credit-Linked Deposits, the outstanding Term Loans, Credit-Linked L/C Obligations and participations therein. The Credit-Linked Deposits of, and the outstanding Term Loans and Credit-Linked L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
     “Restricted Payment” means, with respect to any Person, (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding.
     “Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Consolidated Party under a License.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Crack Spread Hedge Agreement” means any Swap Contract of a Loan Party provided for the purpose of managing its risk with respect to the spread created by the purchase by such Loan Party of crude oil for delivery in the future and the sale by such Loan Party of gasoline and heating oil under contract for future delivery (regardless of whether such Swap Contract is effected by means of a futures contract or an over-the-counter hedging agreement) that (a) is in effect on the Closing Date with an Approved Counterparty or (b) is entered into after the Closing Date with a counterparty that is an Approved Counterparty at the time such Swap Contract is entered into, and in each case is permitted to be incurred pursuant to Section 8.03(d).
     “Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Sarbanes-Oxley and the applicable accounting and auditing principles,

rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a third party financial institution or a special purpose subsidiary or Affiliate of the Borrower, and such transaction involving a special purpose subsidiary or Affiliate is related to a second step sale to or other financing of such property by a third party financial institution.
     “Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.
     “Shoreline/Cottage Grove Properties” has the meaning specified in Section 5.01(d)(v).
     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Transaction” has the meaning specified in the definition of “Pro Forma Basis” set forth in this Section 1.01.
     “Subordinated Indebtedness” means Indebtedness of the Consolidated Parties which by its terms is subordinated to the Obligations in a manner and to an extent acceptable to the Required Lenders.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.
     “Term Loan” has the meaning specified in Section 2.01(a).
     “Term Loan Commitment” means a Lender’s obligation to make its portion of the Term Loan to the Borrower on the Closing Date pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the

Term Loan Commitments of all of the Lenders as in effect on the Closing Date is ONE HUNDRED SEVENTY FIVE MILLION DOLLARS ($175,000,000).
     “Term Loan” has the meaning specified in Section 2.01(a). The term “Term Loan” also shall mean, as appropriate, any portion of the Term Loan bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date.
     “Term Note” has the meaning specified in Section 2.10(a).
     “Terminal Property” means the terminal facility owned and operated by the Borrower and located in Burhnam, Illinois.
     “Threshold Amount” means $5,000,000.
     “Total Credit-Linked Deposit” means, at any time, the sum of all Credit-Linked Lenders’ Credit-Linked Deposits, as the same may be reduced from time to time. As of the Closing Date, the amount of the Total Credit-Linked Deposit is FIFTY MILLION DOLLARS ($50,000,000).
     “Type” means, with respect to any Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” has the meaning specified in the Security Agreement.
     “Unreimbursed Credit-Linked Amount” has the meaning specified in Section 2.03(c)(i).
     “United States” and “U.S.” mean the United States of America.
     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wholly Owned Subsidiary” means, with respect to any Person, any other Person 100% of whose Capital Stock is at the time owned by such Person directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by such Person.
     1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Effect of Dispositions and Acquisitions. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations of the Consolidated Leverage Ratio and/or Consolidated Interest Coverage Ratio (including without limitation for purposes of the financial covenant set forth in Section 8.16 and the definition of “Pro Forma Basis” set forth in Section 1.01), (i) after consummation of any Disposition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period.
     (d) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Consolidated Parties or to the determination of any amount for the Consolidated Parties on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower (or, after the MLP Conversion, the MLP Parent) is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding.
     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Credit-Linked Letters of Credit Amounts.
     Unless otherwise specified herein, the amount of the Credit-Linked Letter of Credit at any time shall be deemed to be the stated amount of the Credit-Linked Letter of Credit in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Term Loan and Credit-Linked Deposit.
     (a) Term Loan. Subject to the terms and conditions set forth herein, each Lender having a Term Loan Commitment severally agrees to make its pro rata share of a term loan (the “Term Loan”) available to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that all Borrowings made on the Closing Date shall be made as Base Rate Loans.
     (b) Credit-Linked Deposits. Subject to the terms and conditions set forth herein, each Credit-Linked Lender severally agrees to fund such Lender’s Credit-Linked Deposit to the Administrative Agent on the Closing Date in an amount equal to its Credit-Linked Commitment for deposit by the Administrative Agent in the Credit-Linked Deposit Account.
     2.02 Borrowings, Conversions and Continuations of Term Loans.
     (a) Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the General Partner. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a

Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans requested to be converted or continued, or its Term Loan Commitment for any requested Borrowings, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the applicable amount of its Term Loan based on its Term Loan Commitment available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the occurrence or continuation of a Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Term Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Term Loan.
     2.03 Credit-Linked Deposits and Credit Extensions.
     (a) Credit-Linked Letters of Credit.
     (i) Subject to the terms and conditions set forth herein, (A) the Credit-Linked L/C Issuer agrees, in reliance upon the agreements of the Credit-Linked Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Credit-Linked Expiration Date, (1) to issue Credit-Linked Letters of Credit denominated in Dollars for the account of the Borrower or any Subsidiary, (2) to amend, extend or renew Credit-Linked Letters of Credit previously issued by it, in accordance with subsection (b) below, and (3) to honor drawings under the Credit-Linked Letters of Credit; and (B) the Credit-Linked Lenders severally agree to participate in Credit-Linked Letters of Credit issued or outstanding hereunder for the account of the Borrower as provided in Section 2.03(c), and all reimbursement obligations and rights hereunder in respect thereof and the Credit-Linked L/C Issuer Documents with respect thereto and the Credit-Linked L/C Issuer hereby grants to the Credit-Linked Lenders such participation interests in such Credit-Linked Letters of Credit and all reimbursement obligations and rights hereunder in respect thereof and such related Credit-Linked L/C Issuer Documents; provided that after giving effect to any Credit-Linked L/C Credit Extension with respect to any Credit-Linked Letter of Credit, (I) the sum of the Outstanding Amount of (x) all Credit-Linked Letters of Credit plus (y) the aggregate of the Unreimbursed Credit-Linked Amounts with respect to Credit-Linked Letters of Credit shall not exceed the principal amount of the Total Credit-Linked Deposit; (II) any Credit-Linked Lender’s Applicable Percentage of the sum of the Outstanding Amount of (x) all Credit-Linked Letters of Credit and (y) the aggregate of the Unreimbursed Credit-Linked Amounts with respect to the Credit-Linked Letters of Credit would exceed the principal amount of such Credit-Linked Lender’s Credit-Linked Deposit; or (III) the expiry date of any such requested Credit-Linked Letter of Credit would occur after the Credit-Linked Expiration Date, unless all the Credit-Linked Lenders have approved such expiry date; and provided further that in determining the availability hereunder with respect to any Credit-Linked Letter of Credit issued or outstanding hereunder, the Total Credit-Linked Deposit will be deemed to be utilized in respect of each Credit-Linked Letter of Credit in an amount equal to the maximum amount available to be drawn under each such Credit-Linked Letter of Credit after giving effect to all increases thereof contemplated by such Credit-Linked Letter of Credit (whether or not such maximum amount is in effect at such time). The Credit-Linked Letters of Credit to be issued on the Closing Date, and the amounts and beneficiaries thereof, are as set forth on Schedule 2.03.
     (ii) Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Credit-Linked Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Credit-Linked Letters of Credit to replace Credit-Linked Letters of Credit that have expired, been terminated or cancelled, or that have been drawn upon and reimbursed. Notwithstanding anything to the contrary set forth herein, (a) if any portion of the Total Credit-Linked Deposit is utilized to reimburse the Credit-Linked L/C Issuer for any amounts drawn under any Credit-Linked Letter of Credit pursuant to Section 2.03(c) hereof, the Total Credit-Linked Deposit shall be permanently reduced by the corresponding amount utilized to reimburse the Credit-Linked L/C Issuer and shall not be reinstated.
     (iii) The Credit-Linked L/C Issuer shall act on behalf of the Credit-Linked Lenders with respect to any Credit-Linked Letters of Credit issued by it and the documents associated therewith, and the Credit-Linked L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent by the Lenders in

Article X with respect to any acts taken or omissions suffered by the Credit-Linked L/C Issuer in connection with Credit-Linked Letters of Credit issued by it and the Credit-Linked L/C Issuer Documents pertaining thereto as fully as if the term “Administrative Agent” as used in Article X included the Credit-Linked L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Credit-Linked L/C Issuer.
     (iv) The Credit-Linked L/C Issuer shall not issue any Credit-Linked Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Credit-Linked Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Credit-Linked Lenders have approved such expiry date; or
     (B) the expiry date of such requested Credit-Linked Letter of Credit would occur after the Credit-Linked Expiration Date, unless all the Credit-Linked Lenders have approved such expiry date;
     (v) The Credit-Linked L/C Issuer shall be under no obligation to issue any Credit-Linked Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Credit-Linked L/C Issuer from issuing such Credit-Linked Letter of Credit, or any Law applicable to the Credit-Linked L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Credit-Linked L/C Issuer shall prohibit, or request that the Credit-Linked L/C Issuer refrain from, the issuance of letters of credit generally or such Credit-Linked Letter of Credit in particular or shall impose upon the Credit-Linked L/C Issuer with respect to such Credit-Linked Letter of Credit any restriction, reserve or capital requirement (for which the Credit-Linked L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Credit-Linked L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Credit-Linked L/C Issuer in good faith deems material to it;
     (B) the issuance of such Credit-Linked Letter of Credit would violate one or more customary policies of the Credit-Linked L/C Issuer applicable to borrowers generally; or
     (C) except as otherwise agreed by the Administrative Agent and the Credit-Linked L/C Issuer, such Credit-Linked Letter of Credit is in a face amount less than $1,000,000, or is to be denominated in a currency other than Dollars; or

(D) a default of any Credit-Linked Lender’s obligations to fund under Section 2.03(c) exists or any Credit-Linked Lender is at such time a Defaulting Lender hereunder, unless the Credit-Linked L/C Issuer has entered into satisfactory arrangements with the Borrower or such Credit-Linked Lender or other Credit-Linked Lenders to eliminate the Credit-Linked L/C Issuer’s risk with respect to such Credit-Linked Lender.
     (vi) The Credit-Linked L/C Issuer shall be under no obligation to amend any Credit-Linked Letter of Credit if (A) the Credit-Linked L/C Issuer would have no obligation at such time to issue such Credit-Linked Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Credit-Linked Letter of Credit does not accept the proposed amendment to such Credit-Linked Letter of Credit.
     (b) Procedures for Issuance and Amendment of Credit-Linked Letters of Credit; Auto-Extension Credit-Linked Letters of Credit.
     (i) Each Credit-Linked Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Credit-Linked L/C Issuer (with a copy to the Administrative Agent) in the form of a Credit-Linked Letter of Credit Application, appropriately completed and signed on behalf of the Borrower by a Responsible Officer of the General Partner. Such Credit-Linked Letter of Credit Application must be received by the Credit-Linked L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as the Credit-Linked L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance or amendment, as the case may be. The Borrower acknowledges and agrees that with respect to the Credit-Linked Letters of Credit to be issued on the Closing Date, the applicable Credit-Linked Letter of Credit Applications must be received by the Credit-Linked L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days prior to the Closing Date. In the case of a request for an initial issuance of a Credit-Linked Letter of Credit, such Credit-Linked Letter of Credit Application shall specify, in form and detail reasonably satisfactory to the Credit-Linked L/C Issuer: (A) the proposed issuance date of the requested Credit-Linked Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Credit-Linked L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Credit-Linked Letter of Credit, such Credit-Linked Letter of Credit Application shall specify, in form and detail reasonably satisfactory to the Credit-Linked L/C Issuer: (A) the Credit-Linked Letter of Credit to be amended (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) the delivery instructions with respect to the amendment. Additionally, the Borrower shall furnish to the Credit-Linked L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Credit-Linked Letter of Credit issuance or amendment, including any Credit-Linked L/C Issuer Documents, as the

Credit-Linked L/C Issuer or the Administrative Agent may reasonably require. Upon the effectiveness of any issuance or amendment of any Credit-Linked Letter of Credit hereunder, the Administrative Agent and the Lenders shall be entitled to assume that the Credit-Linked L/C Issuer has obtained such Credit-Linked L/C Issuer Documents as it shall have requested, executed by the relevant parties thereto to the extent required hereby.
     (ii) Promptly after receipt of any Credit-Linked Letter of Credit Application, the Credit-Linked L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Credit-Linked Letter of Credit Application from the Borrower and, if not, the Credit-Linked L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the Credit-Linked L/C Issuer has received written notice from any Credit-Linked Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Credit-Linked Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the Credit-Linked L/C Issuer shall, on the requested date, issue a Credit-Linked Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Credit-Linked L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Credit-Linked Letter of Credit, each Credit-Linked Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Credit-Linked L/C Issuer a risk participation in the Credit-Linked Letter of Credit in an amount equal to the product of such Credit-Linked Lender’s Applicable Percentage times the amount of the Credit-Linked Letter of Credit (which risk participation shall be satisfied solely from such Credit-Linked Lender’s Credit-Linked Deposits in the Credit-Linked Deposit Account in accordance with the provisions of Section 2.03(c)).
     (iii) If the Borrower so requests in any applicable Credit-Linked Letter of Credit Application, the Credit-Linked L/C Issuer may, in its sole and absolute discretion, agree to issue a Credit-Linked Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Credit-Linked Letter of Credit”); provided that any such Auto-Renewal Credit-Linked Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Credit-Linked Letter of Credit) by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the then applicable expiry date (the “Credit-Linked Nonrenewal Notice Date”). Unless otherwise directed by the Credit-Linked L/C Issuer, the Borrower shall not be required to make a specific request to the Credit-Linked L/C Issuer for any such renewal. Once the Credit-Linked Letter of Credit has been issued, the Credit-Linked Lenders shall be deemed to have authorized (but may not require) the Credit-Linked L/C Issuer to permit the renewal of the Credit-Linked Letter of Credit at any time to an expiry date not later than the Credit-Linked Expiration Date; provided, however, that the Credit-Linked L/C Issuer shall not permit any such renewal if (A) the Credit-Linked L/C Issuer has determined that it would have no obligation at such time to issue such Credit-Linked Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Sections 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Credit-Linked Nonrenewal Notice Date (1) from the Administrative Agent that the Required Credit-Linked Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Credit-Linked Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied. It is acknowledged and agreed that the Credit-Linked Letters of Credit to be issued on the Closing Date shall have an initial expiry date coinciding with the one year anniversary of the Closing Date and will contain a provision providing for the automatic renewal of such expiry date for an additional one year period on each succeeding anniversary date of the Closing Date (subject to the terms of this Section 2.03).
     (iv) If the Credit-Linked L/C Issuer amends any Credit-Linked Letter of Credit so as to increase the face amount thereof without obtaining the prior written consent of all of the Credit-Linked Lenders, then the increased portion of the face amount of such Credit-Linked Letter of Credit as so amended shall for all purposes (x) be deemed to have been issued by the Credit-Linked L/C Issuer solely for its own account and risk and without recourse to any Credit-Linked Deposits in the Credit-Linked Deposit Account or any Collateral and (y) shall not be considered to be outstanding under this Agreement, and no Credit-Linked Lender shall be deemed to have any participation in the increased portion of the face amount of such Credit-Linked Letter of Credit, effective as of the date of such amendment. If the Credit-Linked L/C Issuer shall permit the renewal of any Credit-Linked Letter of Credit when such renewal is not permitted under this Section 2.03(b) without obtaining the prior written consent of all of the Credit-Linked Lenders, then the entire face amount of such Credit-Linked Letter of Credit shall for all purposes (x) be deemed to have been issued by the Credit-Linked L/C Issuer solely for its own account and risk and without recourse to any Credit-Linked Deposits in the Credit-Linked Deposit Account or any Collateral and (y) shall not be considered to be outstanding under this Agreement, and no Credit-Linked Lender shall be deemed to have any participation therein, effective as of the date of such renewal.
     (v) Any amendment of a Credit-Linked Letter of Credit involving a reduction in the face amount thereof shall be subject to the terms of Section 2.05.
     (vi) Promptly after its delivery of any amendment to a Credit-Linked Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Credit-Linked L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such amendment.
     (c) Drawings and Reimbursements; Credit Linked Deposits.
     (i) Upon receipt from the beneficiary of any Credit-Linked Letter of Credit of any notice of drawing thereunder, the Credit-Linked L/C Issuer shall notify the Borrower and the Administrative Agent thereof and of the date that the Credit-Linked L/C Issuer is to make payment under such Credit-Linked Letter of Credit, which date shall be a Business Day (each such date, a “Credit-Linked Honor Date”). Not later than 11:00 a.m. on the applicable Credit-Linked Honor Date, the Borrower shall reimburse the Credit-Linked L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Credit-Linked L/C Issuer by such time, the Administrative Agent shall promptly notify each Credit-Linked Lender of the Credit-Linked Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Credit-Linked Amount”), and the amount of such Credit-Linked Lender’s Applicable Percentage thereof. In such event the Administrative Agent shall also notify each Credit-Linked Lender that Credit-Linked L/C Advances will be funded by application of such Credit-Linked Lender’s Credit-Linked Deposits in the Credit-Linked Deposit Account on the fourth Business Day after such Credit-Linked Honor Date to the extent the Unreimbursed Credit-Linked Amount (or any portion thereof) remains outstanding on such day. Any notice given by the Credit-Linked L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) The Credit-Linked L/C Issuer hereby irrevocably grants to each Credit-Linked Lender, and each Credit-Linked Lender hereby irrevocably accepts and purchases from the Credit-Linked L/C Issuer, in each case on the terms and conditions hereinafter stated, for such Credit-Linked Lender’s own account and risk, an undivided interest equal to its Applicable Percentage in the Credit-Linked L/C Issuer’s obligations and rights with respect to each Credit-Linked Letter of Credit (as to each Credit-Linked Lender, its “Credit-Linked Participation”). The consideration for the Credit-Linked Participation of each Credit-Linked Lender shall consist of the payment by such Credit-Linked Lender to the Administrative Agent of an amount equal to the Dollar amount set forth opposite such Credit-Linked Lender’s name in Schedule 2.01 under the heading “Credit-Linked Deposit” (as the same may be reduced from time to time in accordance with this Agreement, such Lender’s “Credit-Linked Deposit”), subject to the conditions precedent set forth in Article V hereof. Each Credit-Linked Lender shall pay to the Administrative Agent its Credit-Linked Deposit in full on the Closing Date. The Credit-Linked Deposits of all Credit-Linked Lenders shall be held by, and in the name of, the Administrative Agent in the Credit-Linked Deposit Account under the sole dominion and control of the Administrative Agent. Each Credit-Linked Lender unconditionally and irrevocably agrees with the Administrative Agent and the Credit-Linked L/C Issuer that, if a drawing is paid under the Credit-Linked Letter of Credit for which the Credit-Linked L/C Issuer is not reimbursed in full by the Borrower in cash within three (3) Business Days after the applicable Credit-Linked Honor Date, the Administrative Agent shall be authorized to reimburse to the Credit-Linked L/C Issuer the Unreimbursed Credit-Linked Amount (or the outstanding portion thereof) related to such drawing on or after the fourth Business Day after such Credit-Linked Honor Date, to the extent of such Credit-Linked Lender’s Applicable Percentage of the Unreimbursed Credit-Linked Amount, solely from such Credit-Linked Lender’s Credit-Linked Deposits in the Credit-Linked Deposit Account, and each Credit-Linked Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Deposit Account for such purpose, in satisfaction of such Credit-Linked Lender’s reimbursement obligation arising with respect to such drawing thereunder. Upon the charging of the Credit-Linked Lenders’ Credit-Linked Deposits to reimburse the Credit-Linked L/C Issuer in respect of any

Unreimbursed Credit-Linked Amounts, the Credit-Linked L/C Issuer’s Credit-Linked L/C Borrowing in respect of such amount shall no longer be outstanding and shall be deemed replaced by Credit-Linked Advances in an aggregate amount equal to such Credit-Linked L/C Borrower. Notwithstanding the foregoing, following the occurrence of an Event of Default, each Credit-Linked Lender hereby agrees that the Administrative Agent may immediately reimburse to the Credit-Linked L/C Issuer the Unreimbursed Credit-Linked Amount (or the outstanding portion thereof) related to any drawing under any Credit-Linked Letter of Credit on the applicable Credit-Linked Honor Date with Dollars deposited in the Credit-Linked Deposit Account in an amount equal to each such Credit-Linked Lender’s Applicable Percentage of such Unreimbursed Credit-Linked Amount. Without limiting the generality of Section 10.01, in charging the Credit-Linked Deposit Account or otherwise exercising any rights of set-off with respect thereto, the Administrative Agent shall be acting as the agent of the Credit-Linked L/C Issuer. The amount of each Credit-Linked Lender’s Applicable Percentage of such Unreimbursed Credit-Linked Amount (or portion thereof) which is paid to the Credit-Linked L/C Issuer as set forth above shall be deemed to be a Credit-Linked L/C Advance by such Credit-Linked Lender to the Borrower hereunder; and shall thereafter accrue interest at a rate per annum as provided in Section 2.07(b)(ii). Any such Credit-Linked LC Advance shall be deemed a permitted incurrence of Indebtedness under this Agreement if (and only if) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness, on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, the Loan Parties would be in compliance with the financial covenant set forth in Section 8.16. The making of any Credit-Linked LC Advance that is not deemed to a permitted incurrence of Indebtedness in accordance with the terms of the immediately preceding sentence shall constitute an immediate Event of Default as provided in Section 9.01(b). The outstanding principal amount of each Credit-Linked L/C Advance, together with interest thereon as provided in Section 2.07(c), shall be due and payable, in Dollars, on demand. Each Credit-Linked Lender shall be subrogated to the rights and remedies of the Credit-Linked L/C Issuer against the Borrower under the Credit-Linked Letter of Credit to the extent such Credit-Linked Lender has reimbursed the Credit-Linked L/C Issuer for the Unreimbursed Credit-Linked Amount of such Credit-Linked Letter of Credit as set forth in this Section 2.05(c)(ii). The Credit-Linked L/C Issuer shall reasonably cooperate in exercising and enforcing such rights and remedies as may be requested by the Required Credit-Linked Lenders (and such cooperation shall be subject to any applicable indemnification set forth in Section 11.04(b) and (c) of this Agreement). The Credit-Linked L/C Issuer shall have no right to withdraw or set-off against monies on deposit in the Credit-Linked Deposit Account other than as set forth in this Section 2.03(c)(ii).
     (iii) The Credit-Linked Deposits shall be held by the Administrative Agent in its name in the Credit-Linked Deposit Account and no Person other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account nor any other right or power with respect to the Credit-Linked Deposits or the Credit-Linked Deposit Account. Notwithstanding anything in this Agreement to the contrary, the sole funding obligation of each Credit-Linked Lender in respect of its Credit-Linked Participation shall be satisfied upon funding in full its Credit-Linked Deposit on the Closing Date.
     (iv) Until a Credit-Linked L/C Advance is funded pursuant to this Section 2.03(c) to reimburse the Credit-Linked L/C Issuer for a Credit-Linked L/C Borrowing, interest in respect of each Credit-Linked L/C Borrowing in the amount of the Unreimbursed Credit-Linked Amount giving rise to such Credit-Linked L/C Borrowing shall be solely for the account of the Credit-Linked L/C Issuer.
     (v) Except as expressly provided herein, each Credit-Linked Lender’s agreement to fund Credit-Linked L/C Advances, by application of such Credit-Linked Lender’s Credit-Linked Deposits, and to reimburse the Credit-Linked L/C Issuer for Credit-Linked Borrowings arising out of amounts drawn under Credit-Linked Letters of Credit issued by the Credit-Linked L/C Issuer, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Credit-Linked Lender may have against the Credit-Linked L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.
     (d) Repayment of Participations.
     (i) At any time after the Credit-Linked L/C Issuer has made a payment under a Credit-Linked Letter of Credit and has received from the Credit-Linked Deposit, in payment of its Credit-Linked L/C Borrowing, the proceeds of Credit-Linked L/C Advances by the Credit-Linked Lenders in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Credit-Linked L/C Issuer any payment in respect of the related Unreimbursed Credit-Linked Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Credit-Linked Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Credit-Linked Lender’s Credit-Linked L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent. If a Credit-Linked L/C Borrowing has occurred hereunder, the Borrower shall repay the Credit-Linked Unreimbursed Amount and interest thereon as provided in Sections 2.03(c) and 2.07. Notwithstanding the foregoing, if the Credit-Linked L/C Issuer shall have received from the Credit-Linked Deposit the proceeds of Credit-Linked L/C Advances by the Credit-Linked Lenders and thereafter shall receive any direct payment from the Borrower in respect of a Credit-Linked L/C Advance, the Credit-Linked L/C Issuer shall immediately pay the amount received to the Administrative Agent for distribution to the Credit-Linked Lenders in accordance with this Section 2.03(d).

     (ii) If any payment received by the Administrative Agent for the account of the Credit-Linked L/C Issuer pursuant to Section 2.03(d)(i) and distributed to the Credit-Linked Lenders by the Administrative Agent is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Credit-Linked L/C Issuer), each Credit-Linked Lender shall pay to the Administrative Agent for the account of the Credit-Linked L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Credit-Linked L/C Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the Credit-Linked L/C Issuer for each drawing under each Credit-Linked Letter of Credit and to repay each Credit-Linked L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of any such Credit-Linked Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of the Credit-Linked Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Credit-Linked L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any Credit-Linked Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under the Credit-Linked Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Credit-Linked Letter of Credit;
     (iv) any payment by the Credit-Linked L/C Issuer under the Credit-Linked Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Credit-Linked Letter of Credit; or any payment made by the Credit-Linked L/C Issuer under the Credit-Linked Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of the Credit-Linked Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
Upon request of the Credit-Linked L/C Issuer, the Borrower shall promptly examine a copy of such Credit-Linked Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other apparent irregularity, the Borrower will promptly notify the Credit-Linked L/C Issuer. The Borrower shall be deemed to have waived any such claim against the Credit-Linked L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of Credit-Linked L/C Issuer. Each Credit-Linked Lender and the Borrower agree that, in paying any drawing under any Credit-Linked Letter of Credit, the Credit-Linked L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Credit-Linked Letter of Credit or indicated by the Borrower as being necessary for presentment in the applicable Credit-Linked Letter of Credit Application delivered pursuant to Section 2.04(b)(i)) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Credit-Linked L/C Issuer, any Issuer-Related Person nor any of the respective correspondents, participants or assignees of the Credit-Linked L/C Issuer or any Issuer-Related Person shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Credit-Linked Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to the Credit-Linked Letter of Credit or Request for Credit Extension. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of the Credit-Linked Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Credit-Linked L/C Issuer, any Issuer-Related Person, nor any of the respective correspondents, participants or assignees of the Credit-Linked L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Credit-Linked L/C Issuer, and the Credit-Linked L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Credit-Linked L/C Issuer’s willful misconduct or gross negligence or the Credit-Linked L/C Issuer’s willful or grossly negligent failure to pay under any Credit-Linked Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of the Credit-Linked Letter of Credit. In furtherance and not in limitation of the foregoing, the Credit-Linked L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Credit-Linked L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Credit-Linked Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Applicability of ISP. Unless otherwise expressly agreed by the Credit-Linked L/C Issuer and the Borrower when any Credit-Linked Letter of Credit is issued, the rules of the ISP shall apply to each Credit-Linked Letter of Credit.
     (h) Interest on Credit-Linked Deposit; Repayment of Credit-Linked Deposit.
     (i) The Administrative Agent hereby agrees to cause Bank of America to pay interest to the Administrative Agent, as holder of the Credit-Linked Deposit Account, and the Administrative Agent, as holder of the Credit-Linked Deposit Account, agrees to distribute to each Credit-Linked Lender, from such interest payments received from Bank of America, such Credit-Linked Lender’s Applicable Percentage of the interest earned on the outstanding amount of the Credit-Linked Deposits in the Credit-Linked Deposit Account. Such interest will be distributed to the Credit-Linked Lenders by the Administrative Agent quarterly in arrears on the first Business Day following the end of each Interest Period relating to the Credit-Linked Deposits. The Administrative Agent hereby agrees that the Credit-Linked Deposits in the Credit-Linked Deposit Account shall earn interest at the rate per annum at least equal to the LIBO Rate (as defined in the Money Market Account Agreement) (the “Benchmark Rate”). In addition to the foregoing payments by the Administrative Agent, the Borrower agrees to make payments to the Credit-Linked Lenders quarterly in arrears when the Credit-Linked Facility Fees are payable pursuant to Section 2.03(j) in an amount equal to the shortfall between the rate of interest actually earned on the Credit-Linked Deposits and the Benchmark Rate. The Administrative Agent shall compute all amounts due under this Section 2.03(h) and shall notify the Borrower and each Credit-Linked Lender of each such amount due at least three (3) Business Days before the date on which any such payment is due. Notwithstanding the foregoing, to the extent the Credit-Linked Deposits earn interest in excess of the Benchmark Rate for any Interest Period the Administrative Agent shall return such excess to the Borrower.
     (ii) Subject to, and to the extent of, the Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.03(i), the Administrative Agent shall distribute the aggregate amount of any remaining Credit-Linked Deposits to the Credit-Linked Lenders on the Maturity Date. The Credit-Linked Deposit Account is a deposit account in the name of the Administrative Agent under its sole dominion and control, and held by it subject to the terms and conditions of this Agreement. No Credit-Linked Lender, whether upon the receivership or liquidation of such Credit-Linked Lender or otherwise, shall be entitled to its Credit-Linked Deposit other than as expressly provided in this Agreement.
     (iii) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposits or the Credit-Linked Deposit Account and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Credit-Linked Lenders, the deposit by the

Administrative Agent of the Credit-Linked Deposits in the Credit-Linked Deposit Account, the provisions of this Section 2.03(h) and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.03(c) constitute agreements among the Administrative Agent, the Credit-Linked L/C Issuer and each Credit-Linked Lender in respect of the funding obligations of each Credit-Linked Lender in respect of its Credit-Linked Participation in Credit-Linked Letters of Credit, and do not constitute any loan or extension of credit to the Borrower by a Credit-Linked Lender until Credit-Linked Advances are made.
     (i) Cash Collateral. Upon the request of the Administrative Agent, if as of the Credit-Linked Expiration Date, any Credit-Linked Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of such Credit-Linked L/C Obligations (in an amount equal to such Outstanding Amount determined as of the Credit-Linked Expiration Date). For the purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Credit-Linked L/C Issuer and the Credit-Linked Lenders, as collateral for the Credit-Linked L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Credit-Linked L/C Issuer (which documents are hereby consented to by the Credit-Linked Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Credit-Linked L/C Issuer and the Credit-Linked Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (j) Credit-Linked Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Credit-Linked Lender in accordance with its Applicable Percentage, a fee (the “Credit-Linked Facility Fee”) equal to the Applicable Credit-Linked Rate times the actual daily amount of such Credit-Linked Lender’s Credit-Linked Deposit. The Credit-Linked Facility Fee shall accrue effective as of the Closing Date and shall be calculated quarterly in arrears by the Administrative Agent. The Credit-Linked Facility Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and on the Credit-Linked Expiration Date and thereafter on demand; provided that, in connection with any reduction of the Aggregate Credit-Linked Commitments pursuant to Section 2.04, the accrued Credit-Linked Facility Fee calculated for the period ending on such date shall also be paid on the date of such reduction, and the following quarterly payment shall be calculated on the basis of the period from such reduction date to such quarterly payment date. The Credit-Linked Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article V is not met.
     (k) Credit-Linked Fronting Fee and Processing Charges. The Borrower shall pay directly to the Credit-Linked L/C Issuer for its own account (the “Credit-Linked Fronting Fee”) a fronting fee with respect to each Credit-Linked Letter of Credit in an amount equal to 0.125% per annum on the daily maximum amount available to be drawn thereunder (whether or not such maximum amount is then in effect under such Credit-Linked Letter of Credit), due and payable quarterly in arrears on the Business Day immediately following the last Business Day of each

March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Credit-Linked Expiration Date. In addition, the Borrower shall pay directly to the Credit-Linked L/C Issuer for its own account the customary and standard issuance, commission, presentation, amendment and other processing fees, and other standard costs and charges (if any), of the Credit-Linked L/C Issuer or any Affiliate of the Credit-Linked L/C Issuer, relating to its Credit-Linked Letters of Credit as from time to time in effect and agreed upon between the Borrower and the Credit-Linked L/C Issuer. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (l) Credit-Linked L/C Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Credit-Linked Letter of Credit Application, the terms hereof shall control.
     2.04 Prepayments.
     (a) Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, subject to Section 3.05, voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Any voluntary prepayment of the Credit Facilities shall be applied first, to prepay the Term Loan (ratably to the remaining Principal Amortization Payments thereof) and, second, after the Term Loan has been paid in full, deposited in the Credit-Linked Deposit Account to Cash Collateralize outstanding Credit-Linked LC Obligations by a corresponding amount (with the portion of the Credit-Linked Deposit corresponding to the amount of such cash collateral to be released and repaid to the Credit-Linked Lenders); and, provided further, that during the period from the Closing Date to but excluding the first anniversary of the Closing Date, (i) any voluntary prepayment of the Term Loans of any Lender (A) using proceeds of Indebtedness incurred hereunder in connection with a refinancing of the Term Loan with a new tranche or tranches of term loans hereunder for which the interest rate payable thereon is lower than the sum of the Eurodollar Rate on the date of such voluntary prepayment plus the Applicable Rate with respect to the Term Loans being prepaid or (B) using proceeds of Indebtedness incurred by any Consolidated Party from a substantially concurrent issuance or incurrence of syndicated term loans provided by one or more banks or other financial institutions for which the interest rate payable thereon is lower than the sum of the Eurodollar Rate on the date of such voluntary prepayment plus the Applicable Rate with respect to the Term Loans, shall in each case be accompanied by payment of a 1% prepayment premium on the principal amount of such Lender’s Term Loan prepaid (unless such prepayment premium is waived by such Lender), and (ii) any voluntary repayment of the Credit-Linked Deposit of such Lender (A) with the proceeds of a new credit-linked deposit hereunder for which the aggregate interest rate payable thereon (including any applicable facility fee) is lower than the sum of the Benchmark Rate on the date of such voluntary repayment plus the Applicable Credit-Linked

Rate, or (B) using proceeds of a new credit-linked deposit, letter of credit facility or other credit support facility provided for the benefit of any Consolidated Party as credit support for the Secured Crack Spread Hedge Agreements for which the aggregate interest rate payable thereon (including any applicable facility fee) is lower than the sum of the Benchmark Rate on the date of such voluntary repayment plus the Applicable Credit-Linked Rate, shall in each case be accompanied by payment of a 1% prepayment premium on the principal amount of such Lender’s Credit-Linked Deposit repaid (unless such prepayment premium is waived by such Lender). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Term Loans and the Credit-Linked L/C Obligations of the Lenders in accordance with their respective Applicable Percentages.
     (b) Mandatory Prepayments.
     (i) Credit-Linked Commitments. If for any reason the Outstanding Amount of (A) all Credit-Linked Letters of Credit and (B) the aggregate of the Unreimbursed Credit-Linked Amounts exceeds the Total Credit-Linked Deposit, the Borrower shall immediately pay the Unreimbursed Credit-Linked Amounts and/or Cash Collateralize the Credit-Linked Letters of Credit in an aggregate amount equal to such excess.
     (ii) Excess Cash Flow. Within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2006), the Borrower shall prepay the Credit Facilities in an amount equal to 75% of Excess Cash Flow for such prior fiscal year (such prepayment to be applied as set forth in clause (vi) below); provided, however, that from and after the effective date of the MLP Conversion (provided that the MLP Conversion Conditions shall have been satisfied) the Borrower shall not be required to prepay the Credit Facilities pursuant to this Section 2.04(b)(ii).
     (iii) Dispositions and Involuntary Dispositions.
     (A) Dispositions. Immediately upon the occurrence of any Disposition Prepayment Event, the Borrower shall prepay the Credit Facilities in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Disposition not applied (or caused to be applied) by the Loan Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.05(g) (such prepayment to be applied as set forth in clause (vi) below); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, a mandatory prepayment shall only be required pursuant to this Section 2.04(b)(iii)(A) (1) in respect of any single Disposition, if the aggregate amount of Net Cash Proceeds from any such Disposition exceeds $1,000,000, and then only to the amount of such excess, and (2) when the aggregate amount of Net Cash Proceeds from all such Dispositions specified in the preceding clause (1) that have not previously been applied as a mandatory prepayment during the then current fiscal year equals at least $5,000,000, and then only in the amount of such excess.
     (B) Involuntary Dispositions. Immediately upon the occurrence of an Involuntary Disposition Prepayment Event, the Borrower shall prepay the Credit Facilities in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Involuntary Disposition not applied (or caused to be applied) by the Loan Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 7.07(b) (such prepayment to be applied as set forth in clause (vi) below); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, a mandatory prepayment shall only be required pursuant to this Section 2.04(b)(iii)(B) (1) in respect of any single Disposition, if the aggregate amount of Net Cash Proceeds from any single Involuntary Disposition exceeds $1,000,000 and (2) when the aggregate amount of Net Cash Proceeds from all such Involuntary Dispositions specified in the preceding clause (1) that have not previously been applied as a mandatory prepayment during the then current fiscal year equals at least $5,000,000, and then only in the amount of such excess.
     (iv) Debt Issuances. Immediately upon the occurrence of a Debt Issuance Prepayment Event, the Borrower shall prepay the Credit Facilities in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Debt Issuance (such prepayment to be applied as set forth in clause (vi) below).
     (v) Equity Issuances.
     (A) Immediately upon the occurrence of an Equity Issuance Prepayment Event occurring prior to the effective date of the MLP Conversion, the Borrower shall prepay the Credit Facilities in an aggregate amount equal to 50% of the Net Cash Proceeds of the related Equity Issuance (such prepayment to be applied as set forth in clause (vi) below);
     (B) Immediately upon the occurrence of the MLP Offering, the Borrower shall prepay the Credit Facilities in an aggregate amount equal to not less than 75% of the Net Cash Proceeds of the MLP Offering received by the MLP Parent (such prepayment to be applied as set forth in clause (vi) below).
After the effective date of the MLP Conversion (provided that the MLP Conversion Conditions shall have been satisfied), the Borrower shall not be required to prepay the Credit Facilities pursuant to this Section 2.04(b)(v).
     (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied as follows:

     (A) with respect to all amounts prepaid pursuant to Section 2.04(b)(i) to the Unreimbursed Credit-Linked Amounts and (after all Unreimbursed Credit-Linked Amounts have been repaid) to Cash Collateralize the Credit-Linked Letters of Credit;
     (B) with respect to all amounts prepaid pursuant to Section 2.04(b)(ii), (iii), (iv) or (v):
     (1) until the Term Loan has been paid in full, to prepay the Term Loan (ratably to the remaining Principal Amortization Payments thereof); and
     (2) after the Term Loan has been paid in full, deposited in the Credit-Linked Deposit to Cash Collateralize outstanding Credit-Linked LC Obligations by a corresponding amount (with the portion of the Credit-Linked Deposit Account corresponding to the amount of such cash collateral to be released and repaid to the Credit-Linked Lenders).
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by accrued interest on the principal amount prepaid through the date of prepayment.
     2.05 Termination or Reduction of Aggregate Credit-Linked Commitments.
     (a) Optional Reduction of Credit-Linked Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Credit-Linked Commitments, or from time to time permanently reduce the Aggregate Credit-Linked Commitments to an amount not less than the Credit-Linked L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any partial reduction of the Aggregate Credit-Linked Commitments shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or such lesser amount as would reduce the Aggregate Credit-Linked Commitments to zero, and (iii) the Borrower shall not direct the Administrative Agent to reduce the Aggregate Credit-Linked Commitments if, after giving effect to such reduction, the aggregate Credit-Linked L/C Obligations would exceed the Aggregate Credit-Linked Commitments. The Administrative Agent shall promptly notify the Credit-Linked Lenders of any such notice of termination or reduction of the Aggregate Credit-Linked Commitments. Any such reduction or termination of the Aggregate Credit-Linked Commitments shall be applied to the Credit-Linked Commitment of each Lender according to its Pro Rata Share, and the Administrative Agent shall return all amounts in the Credit-Linked Deposit in the amount of such reduction or termination to the Credit-Linked Lenders in accordance with their respective Applicable Percentage. Once reduced in accordance with this Section 2.05(a), the Credit-Linked Commitments may not be increased. All fees accrued with respect thereto until the effective date of any termination or reduction of the Aggregate Credit-Linked Commitments shall be paid on the effective date of such termination or reduction. Upon any such termination or reduction, the Administrative Agent shall promptly remit to each Credit-Linked Lender in Dollars from the Credit-Linked Deposit Account its Applicable Percentage of termination or reduction of the Aggregate Credit-Linked Commitments.
     (b) Term Loan Commitment. The Term Loan Commitment of each Lender, if any, automatically shall terminate at such time as such Lender shall have made available to the Borrower its share of the Term Loan.
     2.06 Repayment of Term Loan.
     The Borrower shall repay the outstanding principal amount of the Term Loan in consecutive quarterly installments, beginning with the quarter ending March 31, 2006, as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.04), unless accelerated sooner pursuant to Section 9.02):

Principal Amortization
Payment Dates	Payment
Each March 31, June 30, September 30 and December 31, commencing March 31, 2006 and continuing through and including December 31, 2011	$437,500
March 31, 2012, June 30, 2012 and September 30, 2012	41,125,000
Maturity Date	Remaining Balance
     2.07 Interest.
     (a) Term Loan.
     (i) Subject to the provisions of subsection (b) below, (i) each Term Loan that is Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Term Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (ii) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (b) Interest on Credit-Linked L/C Borrowings and Credit-Linked L/C Advances.

     (i) Each Credit-Linked L/C Borrowing shall bear interest on the outstanding principal amount thereof (A) from and including the applicable Credit-Linked L/C Borrowing date to and excluding the date four (4) Business Days thereafter at an interest rate per annum equal at all times to the Base Rate plus the Applicable Credit-Linked Rate, and (B) if not repaid by the Borrower or with the proceeds of a Credit-Linked Advance on or before the fourth Business Day after the applicable Credit-Linked L/C Borrowing, from and including the fourth Business Day after the applicable Credit-Linked L/C Borrowing date at an interest rate per annum equal at all times to the Default Rate.
     (ii) Each Credit-Linked L/C Advance shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Base Rate for such Interest Period plus (B) the Applicable Credit-Linked Rate.
     (c) Default Rate.
     (i) If any amount payable by the Borrower under the Loan Documents is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall to the fullest extent permitted by applicable laws thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.
     (ii) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     2.08 Fees.
     In addition to certain fees described in subsections (j) and (k) of Section 2.03:
     (a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     2.09 Computation of Interest and Fees.
     All computations of interest for Base Rate Loans when the Base Rate is determined by reference to Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Credit-Linked L/C Advance or Term Loan for the day on which the Credit-Linked L/C Advance or Term Loan is made, and shall not accrue on a Credit-Linked L/C Advance or Term Loan, or any portion thereof, for the day on which the Credit-Linked L/C Advance or Term Loan, or any portion thereof, is paid, provided that any Credit-Linked L/C Advance or Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.10 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the Ordinary Course of Business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount actually owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each such promissory note shall, in the case of Term Loans, be in the form of Exhibit B-1 (a “Term Note”). Furthermore, the Credit-Linked Deposit of, and the obligations of the Borrower to pay Credit-Linked L/C Advances to, each Credit-Linked Lender shall be evidenced by a Credit-Linked Note in the form of Exhibit B-2 (a “Credit-Linked Note”) executed by the Borrower. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans or Credit-Linked L/C Advances and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Credit-Linked Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Credit-Linked L/C Issuer hereunder that the Borrower will not make such payment, the

Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Credit-Linked L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Credit-Linked L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Credit-Linked L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to fund participations in Credit-Linked Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, purchase its participation or make its payment pursuant to Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan or the Credit-Linked Deposit in any particular place or manner.
     2.12 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it, or the participations in Credit-Linked L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and subparticipations in Credit-Linked L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, participations in Credit-Linked L/C Obligations and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or subparticipations in Credit-Linked L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Credit-Linked L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Credit-Linked L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Credit-Linked L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Credit-Linked L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Credit-Linked L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Any Lender, at the time or time prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or as required by applicable Law, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Credit-Linked L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Credit-Linked L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Credit-Linked L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Credit-Linked L/C Issuer in the event the Administrative Agent, such Lender or the Credit-Linked L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Credit-Linked L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all

Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the Credit-Linked L/C Issuer;
     (ii) subject any Lender or the Credit-Linked L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, the Credit-Linked Letter of Credit, any participation in the Credit-Linked Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Credit-Linked L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Credit-Linked L/C Issuer); or
     (iii) impose on any Lender or the Credit-Linked L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or the Credit-Linked Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Term Loan), or to increase the cost to such Lender or the Credit-Linked L/C Issuer of participating in, issuing or maintaining the Credit-Linked Letter of Credit (or of maintaining its obligation to participate in or to issue the Credit-Linked Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Credit-Linked L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Credit-Linked L/C Issuer, the Borrower will pay to such Lender or the Credit-Linked L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Credit-Linked L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Credit-Linked L/C Issuer determines that any Change in Law affecting such Lender or the Credit-Linked L/C Issuer or any Lending Office of such Lender or such Lender’s or the Credit-Linked L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Credit-Linked L/C Issuer’s capital or on the capital of such Lender’s or the Credit-Linked L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Credit-Linked L/C Issuer, to a level below that which such Lender or the Credit-Linked L/C Issuer or such Lender’s or the Credit-Linked L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Credit-Linked L/C Issuer’s policies and the policies of such Lender’s or the Credit-Linked L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Credit-Linked L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Credit-Linked L/C Issuer or such Lender’s or the Credit-Linked L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Credit-Linked L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the Credit-Linked L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Credit-Linked L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Credit-Linked L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Credit-Linked L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Credit-Linked L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Credit-Linked L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Credit-Linked L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Funding Losses.
     If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a Eurodollar Rate Loan does not occur on the date specified therefor in a Loan Notice (whether or not withdrawn), (b) any repayment or conversion of a Eurodollar Rate Loan occurs on a day other than the end of its Interest Period, or (c) the Borrower fail to repay a Eurodollar Rate Loan when required hereunder, then the Borrower shall pay to the Administrative Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any Eurodollar Rate Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its Eurodollar Rate Loan.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If the Borrower is required pursuant to Section 3.01 or 3.04 to make any additional payment to any Lender or if any Lender’s obligation to make or continue Eurodollar Rate Loans or to covert Base Rate Loans to Eurodollar Rate Loans shall be suspended pursuant to Section 3.02, then the Borrower may replace such Lender in accordance with Section 11.13.
     3.07 Survival.
     All of the Borrower’s obligations under this Article III shall survive termination of the Credit-Linked Commitments and the Credit-Linked Deposits and repayment of all other Obligations hereunder.
ARTICLE IV
GUARANTY
     4.01 The Guaranty.
     Each of the Guarantors hereby jointly and severally guarantees to (a) each Lender and (b) the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
     4.02 Obligations Unconditional.
     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that its rights of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV shall not be enforceable until, and shall be subordinate and subject in right of payment to, the Obligations, until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.
     4.03 Reinstatement.
     The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     4.04 Certain Additional Waivers.
     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
     4.05 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
     4.06 Rights of Contribution.
     The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.
     4.07 Guarantee of Payment; Continuing Guarantee.
     The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     5.01 Conditions of Closing Date and Initial Credit Extension.
     The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the Credit-Linked L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) Loan Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the other Loan Documents;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
     (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:
     (i) a legal opinion of Fulbright and Jaworski LLP, general counsel for the Loan Parties;
     (ii) a legal opinion of Barnes & Thornburg, special Indiana and Illinois counsel for the Loan Parties; and

     (iii) a legal opinion of Cook, Yancy, King & Galloway, special Louisiana counsel for the Loan Parties;
     (c) Personal Property Collateral. The Administrative Agent shall have received:
     (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
     (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (iii) searches of ownership of, and Liens on, Intellectual Property of each Loan Party in the appropriate governmental offices;
     (iv) evidence that all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person) have been delivered to the Control Agent;
     (v) duly executed notices for filing with the United States Patent and Trademark Office and United States Copyright Office of the grant of security interest in patents, trademarks and/or copyrights, each in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (vi) evidence that all instruments and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral, have been delivered to the Control Agent;
     (vii) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral in accordance with the terms of the Collateral Documents;
     (viii) in the case of any personal property Collateral located at a premises leased by a Loan Party, such estoppel letters, consents and waivers from the landlords on such real Property as may be required by the Administrative Agent.
     (d) Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
     (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a “Mortgage Instrument” and collectively the “Mortgage Instruments”) encumbering the fee interest and/or leasehold interest of any Loan Party in each of the Refinery Properties, the Terminal Property and each of the other Real Properties designated on Schedule 6.19(a) as a “Mortgaged Property” (each a “Mortgaged Property” and collectively the “Mortgaged Properties”);
     (ii) in the case of each real property leasehold interest of any Loan Party constituting Mortgaged Property, (a) such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent, which estoppel letters shall be in the form and substance reasonably satisfactory to the Administrative Agent and (b) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders;
     (iii) maps or plats of a survey or a mortgage inspection of the sites of the Refinery Properties, the Terminal Property and the other owned Mortgaged Properties certified to the Administrative Agent and the title insurance company issuing the policies referred to in Section 5.01(d)(iv) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor;
     (iv) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders; and
     (v) evidence reasonably satisfactory to the Administrative Agent that each of the Mortgaged Properties (other than the leased Real Properties referred to in items 7 and 8 of Schedule 6.19(a) (the “Shoreline/Cottage Grove Properties”), and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for each of the Mortgaged Properties, the permitted uses of each such Mortgaged Properties under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks).
     (e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Control Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Administrative Agent, for the benefit of the Lenders.
     (f) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed on behalf of the Borrower by a Responsible Officer of the General Partner as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) the conditions specified in subsections (a) and (b) of Section 5.02 and have been satisfied, (B) each Loan Party is in compliance with all existing financial obligations, (C) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), and (D) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect.
     (g) Solvency. The Administrative Agent shall have received a certificate executed on behalf of each Loan Party by a Responsible Officer of such Loan Party as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of such Loan Party .
     (h) Fees. Any fees required to be paid by the Borrower to the Administrative Agent, the Arranger or any of the Lenders pursuant to the Fee Letter or otherwise on or before the Closing Date shall have been paid.

     (i) Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (j) Existing Indebtedness. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that (i) the each of the Existing Credit Agreements has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Closing Date are being released, (ii) any and all guarantees and other obligations of the Borrower and any other Consolidated Party under the Heritage Credit Agreement, and all Liens securing such obligations under the Heritage Credit Agreement, have been or concurrently with the Closing Date are being released, (iii) each of the Asphalt Notes has been or concurrently with the Closing Date is being discharged and terminated and all Liens securing obligations under each of the Asphalt Notes have been or concurrently with the Closing Date are being released.
     (k) ABL Credit Agreement. (i) All conditions precedent to the closing and initial extensions of credit under the ABL Credit Agreement shall have been, or concurrently with the Closing Date and funding of the Credit Facilities shall be, satisfied, (ii) the ABL Credit Agreement shall make available to the ABL Borrowers not less than $225 million of revolving loan commitments, (iii) the Administrative Agent shall be satisfied that the initial extensions of credit under the ABL Credit Agreement shall have occurred, or will occur concurrently with the initial extensions of credit under this Agreement, and (iv) the Administrative Agent shall have determined that immediately after giving effect on the Closing Date to (A) the initial Term Loans made and Credit-Linked Letters of Credit issued hereunder and (B) the initial ABL Loans issued under the ABL Credit Agreement, availability under the ABL Facility shall not be less than $50 million. The Administrative Agent shall have received a copy, certified by the chief financial officer of the Borrower as true and complete, of the ABL Credit Agreement as originally executed and delivered, together with all exhibits and schedules thereto.
     (l) Priority of Liens. The Administrative Agent shall have received satisfactory evidence that (A) the Administrative Agent, on behalf of the Lenders, holds a (1) perfected Lien on all Collateral and (2) a first priority, perfected lien on all Priority Collateral (in each case subject to clause (B)) and (B) none of the Collateral is subject to any other Liens other than Permitted Liens and Liens on Indebtedness to be repaid on the Closing Date and to be released on or promptly after the Closing Date .
     (m) Debt Ratings. The Administrative shall have received evidence that the Credit Facilities shall have each received a debt rating from Moody’s and S&P.

     (n) Crack Spread Hedges. The Administrative Agent shall have received evidence that the Borrower shall have obtained Crack Spread Hedge Agreements with Approved Counterparties for a portion of fuels productions through 2007.
     (o) Reports. The Administrative Agent shall have received the following reports, each in form and substantive satisfactory to the Administrative Agent: (i) an operational report prepared by Purvin & Gertz with respect to the Refinery Properties and (ii) and environmental report prepared by Arcadis covering the Refinery Properties and such other Real Properties as requested by the Administrative Agent.
     (p) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.
     (q) No Default. No Default shall exist and be continuing as of the Closing Date.
Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     5.02 Conditions to all Credit Extensions.
     The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
     (b) No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds thereof.

     (c) The Administrative Agent and, if applicable, the Credit-Linked L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in subsections (a) and (b) of Section 5.02 have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
     6.01 Existence, Qualification and Power; Compliance with Laws.
     Each Consolidated Party (a) is duly organized or formed, validly existing and in good standing (to the extent the concept of good standing exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or formation, and (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contradict the terms of any of such Loan Party ‘s Organization Documents; (b) violate or result in any breach or contravention of, or result in or require the creation of any Lien under (other than the Liens created by the Agreement or the other Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the Property of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect

     6.03 Governmental Authorization and Approvals; Other Consents.
     Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business, to own, lease and operate its Properties and to execute, deliver and perform its obligations under the Loan Documents. All necessary import, export or other Licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) consents, authorizations, notices and filings described in Schedule 6.03, all of which have been obtained or made or have the status described in such Schedule 6.03, (b) third party consents with respect to immaterial contracts, and (c) filings to perfect the Liens created by the Collateral Documents or the ABL Documents.
     6.04 Binding Effect.
     This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     6.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other direct or known contingent material liabilities of the Consolidated Parties as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Consolidated Parties dated September 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 6.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

     (c) During the period from December 31, 2004, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.
     (d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP and present fairly (except as may otherwise be permitted under Section 7.01(a) and (b)) and on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.
     (e) Since the date of the Audited Financial Statements, (i) there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, and (ii) no Internal Control Event has occurred.
     6.06 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. No Consolidated Party is in default with respect to any order, injunction or judgment of any Governmental Authority.
     6.07 No Default.
     No Consolidated Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. There is no basis upon which any party (other than a Consolidated Party) could terminate a Material Contract prior to its scheduled termination date.
     6.08 Ownership of Property; Liens.
          Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to the Administrative Agent or the Lenders, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect. All Liens of the Administrative Agent in the Priority Collateral are duly perfected, first priority Liens, all Liens of the Administrative Agent in the ABL Priority Collateral are duly perfected, second priority liens, in each case in accordance with the Collateral Documents and subject only to Permitted Liens that are expressly allowed to have priority over the Liens of the Administrative Agent. Each Consolidated Party has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.
     6.09 Environmental Compliance.
     Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.
     (b) None of the Real Properties contains any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute a violation of, or could give rise to liability under, Environmental Laws.
     (c) No Consolidated Party has received any written notice of, or inquiry from any Governmental Authority that remains unresolved or is currently outstanding with regard to regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.
     (f) There has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     6.10 Insurance.
     The properties of the Consolidated Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the management of the Borrower, adequate for the Consolidated Parties. Schedule 6.10 contains a list of all insurance policies in effect as of the date hereof for each of the properties of the Borrower and its Subsidiaries and provides a description of coverage provided by such policies, the carrier, policy number, expiration date and amount on Schedule 6.10.
     6.11 Taxes.
     The Consolidated Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Except as described on Schedule 6.11, no Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
     6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, except where the failure to make such contribution could not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except for such applications the failure to grant any of which could not reasonably be expected to have a Material Adverse Effect.
     (b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) Except could not reasonably be expect to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the aggregate actuarial present value of all accumulated plan benefits of all Pension Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the date of the Borrower’s most recent financial statement reflecting any such amount, exceed the aggregate fair market value of the assets of all such Pension Plans except as disclosed in such financial statement; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Loan Parties, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party and no ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     (d) No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any Plan or any “plan” (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the funding of any Term Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     6.13 Capital Structure/Subsidiaries.
     The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list as of the Closing Date with respect to the Borrower and each of its direct and indirect Subsidiaries of (i) jurisdiction of formation or organization, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 6.13(b), neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. As of the Closing Date, the Borrower has no equity investments in any other Person constituting 5% or more of the outstanding equity interests in such Person other than those equity investments set forth on Schedule 6.13(c) hereto.
     6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Term Loan proceeds or Credit-Linked Letter of Credit will be used by the Borrower to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X of the FRB.
     (b) None of the Loan Parties or any Subsidiary of a Loan Party (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, (ii) is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, or is required to be registered as an “investment company” under, the Investment Company Act of 1940, or (iii) subject to regulation under any other Law which limits its ability to incur Indebtedness.
     6.15 Disclosure.
     Neither this Agreement nor any report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     6.16 Compliance with Laws.
     Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, including, without limitation, all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Inventory of the Consolidated Parties has been produced in violation of the FLSA.
     6.17 Intellectual Property.
     Each Consolidated Party owns, or has the legal right to use, the Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 6.17 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Consolidated Party or that any Consolidated Party has the right to use. No claim has been asserted and is pending by any Person challenging or questioning the use of the Intellectual Property owned by any Consolidated Party or the validity or effectiveness of the Intellectual Property owned by any Consolidated Party, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a License by any Consolidated Party in respect of the Intellectual Property owned by any Consolidated Party does not infringe on the rights of any Person. As of the Closing Date, none of the Intellectual Property owned by of the Consolidated Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17. Except as disclosed on Schedule 6.17, no Consolidated Party pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property
     6.18 Solvency.
     Each Consolidated Party is Solvent.
     6.19 Business Locations.
     Set forth on Schedule 6.19(a) is a list of all Real Properties located in the United States that are owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.19(b) is a list of all locations where any tangible personal Property of a Loan Party (other than inventory in transit with common carriers) with a value in excess of $50,000 is located as of the Closing Date. Set forth on Schedule 6.19(c) is the chief executive office, jurisdiction of formation or organization and principal place of business of each Loan Party as of the Closing Date. During the five years preceding the Closing Date, except as shown on Schedule 6.19(d), no Loan Party has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. During the five years preceding the Closing Date, no Loan Party has had any other office or place of business.
     6.20 Brokers’ Fees.
     No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.
     6.21 Labor Matters.
     Schedule 6.21 sets forth all collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date. There are no existing or threatened strikes, walkouts, work stoppages or other material labor difficulty related to any collective bargaining or similar agreement to which any Consolidated Party is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.21, no Consolidated Party is party to or bound by any management or consulting agreement.

     6.22 Nature of Business.
     As of the Closing Date, the Consolidated Parties are engaged in the business of processing crude oil into customized lubricating oils, solvents and waxes, and into a variety of fuel and fuel-related products, including unleaded gasoline, diesel fuel, jet fuel and other petroleum-based products.
     6.23 Representations and Warranties from Other Loan Documents.
     Each of the representations and warranties made by any of the Loan Parties in any of the other Loan Documents is true and correct in all material respects.
     6.24 Collateral Documents.
     The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders and any other secured parties identified therein, legal, valid and enforceable (i) with respect to the Priority Collateral, first priority, and (ii) with respect to the ABL Priority Collateral, second priority, security interests in all right, title and interest of the Loan Parties in the Collateral described therein and all proceeds thereof (in each case subject to Permitted Liens). Except for filings completed prior to the Closing Date and as contemplated by this Agreement and the Collateral Documents, no filing or other action will be necessary to perfect or protect such security interest.
     6.25 Real Properties.
     The real Property legal description set forth in each Mortgage Instrument is a true and correct description in all material respects of the applicable Mortgaged Property covered by such Mortgage Instrument, none of the buildings, structures or improvements located on any Mortgage Property is in violation of any applicable set back or other similar requirements under applicable Law and/or interferes with any easement rights granted to any Person with respect to such Mortgaged Property, except as may be disclosed in the surveys delivered to the Administrative Agent on or before the Closing Date pursuant to Section 5.01(d)(iii) hereof, and neither the ownership rights of any Consolidated Party and/or the rights of the Administrative Agent under the Collateral Documents will be affected by any title defect or third party rights with respect to such Mortgaged Property in any manner that could reasonably be expect to have a Material Adverse Effect.
     6.26 CSP and Calumet Sales.
     As of the Closing Date, (a) CSP has no assets other than a minority interest in the Capital Stock of Shreveport Packaging Partners, LLC (the “JV”) and engages in no activities other than ownership of such Capital Stock, (b) neither CSP nor any Loan Party has any obligation owing to the JV to supply the JV with products or any financial obligation owing to the JV, and (c) Calumet Sales has no assets and engages in no activities other than immaterial administrative activities.

     6.27 No Conflict with MLP Partnership Agreement.
     The execution, delivery and performance of this Agreement will not, upon the execution and delivery thereof, constitute a violation of, or otherwise contravene the MLP Partnership Agreement.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall not be Fully Satisfied, or the Credit-Linked Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each of its Subsidiaries (other than CSP) to:
     7.01 Financial Statements.
     Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Consolidated Parties (commencing with the fiscal year ending December 31, 2005), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be audited and accompanied by a (i) report and opinion of a Registered Public Accounting Firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit (other than, with respect to the audited financial statements of the Consolidated Parties delivered prior to the MLP Conversion, an exception regarding compliance with FASB 133) and (ii) from and after the effective date of the MLP Conversion, an attestation report of such Registered Public Accounting Firm, when required to be filed periodically with the SEC by the MLP Parent pursuant to applicable Securities Laws, as to the internal controls of the Consolidated Parties pursuant to Section 404 of Sarbanes-Oxley; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of the Consolidated Parties (commencing with the fiscal quarter ending March 31, 2006), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified on behalf of the Consolidated Parties by a Responsible Officer of the General Partner as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties for such fiscal quarter and portion of such fiscal year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(h)(i), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     7.02 Certificates; Other Information.
     Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;
     (b) (i) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of Section 7.01 (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2005), a duly completed Compliance Certificate signed on behalf of the Borrower by a Responsible Officer of the General Partner, and (ii) concurrently with the delivery of the financial statements referred to in subsection (b) of Section 7.01 (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2006), information regarding the mark to market for hedging activities as of the end of the applicable quarter.
     (c) at least 30 days prior to the end of each fiscal year of the Consolidated Parties, beginning with the fiscal year ending December 31, 2006, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year;
     (d) within 90 days after the end of each fiscal year of the Consolidated Parties, beginning with the fiscal year ending December 31, 2006, a certificate containing information regarding (i) the calculation of Excess Cash Flow, and (ii) the amount of all Dispositions (other than any Excluded Disposition), Debt Issuances, Equity Issuances and Acquisitions that occurred during the prior fiscal year;
     (e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower and, on and after the effective date of the MLP Conversion, the MLP Parent, in each case by independent accountants in connection with the accounts or books of the MLP Parent, the Borrower or any Subsidiary of either of them, or any audit of any of them;
     (f) promptly after the furnishing thereof, copies of any financial information, proxy materials, statement, report or other information furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement (including, without limitation, the ABL Credit Agreement) and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;
     (g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or accounting results of any Loan Party or any Subsidiary thereof; and
     (h) promptly after the same are available, (i) copies of each annual report, definitive proxy or financial statement, report on Form 10-Q, 10-K or 8-K, or other report or communication sent to the equityholders of the Borrower or the MLP Parent, and copies of all registration statements that any Consolidated Party may file or be required to file with the SEC under the Securities Act of 1933, as amended, and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters, in each case that could reasonably be expected to have a Material Adverse Effect;
     (i) promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person; and
     (j) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any other Consolidated Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, including Intralinks, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Loan Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Credit-Linked L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the Credit-Linked L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     7.03 Notices and Information.
     (a) Promptly notify the Administrative Agent and each Lender in writing of the occurrence of any Default or Event of Default and the nature thereof.
     (b) Promptly notify the Administrative Agent and each Lender in writing, of any of the following that affects any Consolidated Party: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $2,500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by a Consolidated Party or on any Property owned, leased or occupied by a Consolidated Party that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice regarding a matter or event that could reasonably be expected to have a Material Adverse Effect; (i) the discharge of or any withdrawal or resignation by the Borrower’s independent accountants; or (j) any opening of a new office or place of business, at least 30 days prior to such opening.
     (c) Promptly notify the Administrative Agent and each Lender of (i) the occurrence of any ERISA Event, and (ii) the occurrence of any Internal Control Event.
     (d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by any Consolidated Party.
     (e) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Real Properties and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Consolidated Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.
     (f) At the time of delivery of the financial statements and reports provided for in Section 7.01(a), deliver to the Administrative Agent a report signed on behalf of the Borrower by an Responsible Officer of the General Partner setting forth (i) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.
     (g) Upon obtaining knowledge thereof, the Borrower will promptly provide the Administrative Agent and the Lenders with (i) written notice of any actual or expected MLP

Conversion, (ii) the circumstances and relevant facts regarding such MLP Conversion (including the information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such MLP Conversion), and (iii) such additional information and documents regarding such MLP Conversion as may be reasonably requested by the Administrative Agent and/or any Lender.
Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the General Partner setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     7.04 Payment of Obligations.
     Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property (unless a Permitted Lien); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case to the extent the failure to pay any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
     7.05 Preservation of Existence, Licenses, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, Licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks, and (d) without limitation of the foregoing, keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of the Consolidated Parties in full force and effect; promptly notify the Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify the Administrative Agent of any default or breach asserted by any Person to have occurred under any License.
     7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material Properties and Equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     7.07 Maintenance of Insurance.
     (a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) with insurers rated A or better by Best Rating Guide, in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are deemed sufficient for the Consolidated Parties by the management of the Borrower and the General Partner in the exercise of reasonable business judgment and acceptable to the Required Lenders. The Control Agent, for the benefit of the Administrative Agent and the ABL Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.
     (b) In the event that the Consolidated Parties receive Net Cash Proceeds on account of any Involuntary Dispositions of Priority Collateral, the Loan Parties shall (i) within the applicable Application Period, apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Involuntary Disposition to (A) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property), or (B) prepay the Credit Facilities in accordance with the terms of Section 2.04(b)(iii)(B) and (ii) pending final application of the Net Cash Proceeds of any Disposition of Priority Collateral to Eligible Reinvestments, deposit such proceeds (in excess of amounts already applied toward Eligible Reinvestments) in the PP&E Deposit Account; provided, however, that such Person shall not undertake replacement or restoration of such Property unless (1) after giving effect to any Funded Indebtedness to be incurred in connection with such replacement or restoration, on a Pro Forma Basis as of the most recent fiscal quarter end preceding the date of the applicable Involuntary Disposition with respect to which the Administrative Agent has received the Required Financial Information, the Loan Parties would be in compliance with the financial covenant set forth in Section 8.16 (as demonstrated in a Pro Forma Compliance certificate delivered to the Administrative Agent no less than five Business Days prior to the incurrence of such Indebtedness) and (2) the Borrower shall have demonstrated that it has sufficient liquidity to maintain its business operations, as determined by the Required Lenders. All insurance proceeds shall be subject to the security interest of the Administrative Agent (for the ratable benefit of the Lenders) under the Collateral Documents.
     7.08 Compliance with Laws and Material Contractual Obligations.
     (a) Comply with the requirements of all Laws, all Contractual Obligations, and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (i) such requirement of Law, Contractual Obligation, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.
     7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Party or such Subsidiary, as the case may be.
     7.10 Inspection Rights.
     Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and Accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Loan Parties agree that the Administrative Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Loan Parties. Neither the Administrative Agent nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. To the extent any inspection result, appraisal or report is shared by the Administrative Agent or a Lender with any Loan Party, such Loan Party shall not be entitled to rely upon it.
     7.11 Use of Proceeds.
     Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

     7.12 Crack Spread Protection.
     The Borrower shall obtain and maintain, with one or more Approved Counterparties, Crack Spread Hedge Agreements for its annual fuels production for fiscal years 2008 through 2012 in accordance with the schedule and in the amounts set forth in the following table:

	Annual Fuels	Minimum Hedge	Maximum Hedge
	Production for Fiscal	Requirement as of the	Requirement as of the
Fiscal Quarter	Year Ending	end of such Fiscal	end of such Fiscal
Ending	December 31	Quarter	Quarter
June 30, 2006	2008	20%	80%
September 30, 2006	2008	30%	80%
December 31, 2006	2008	40%	80%
March 31, 2007	2009	10%	80%
June 30, 2007	2009	20%	80%
September 30, 2007	2009	30%	80%
December 31, 2007	2009	40%	80%
March 31, 2008	2010	10%	80%
June 30, 2008	2010	20%	80%
September 30, 2008	2010	30%	80%
December 31, 2008	2010	40%	80%
March 31, 2009	2011	10%	80%
June 30, 2009	2011	20%	80%
September 30, 2009	2011	30%	80%
December 31, 2009	2011	40%	80%
March 31, 2010	2012	10%	80%
June 30, 2010	2012	20%	80%
September 30, 2010	2012	30%	80%
December 31, 2010	2012	40%	80%
     7.13 Additional Guarantors.
     (a) New Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Subsidiary of a Loan Party and promptly thereafter (and in any event within 30 days), with respect to each such Person that is a Domestic Subsidiary, cause such Person (other than CSP) to (i) become a Guarantor and a party to this Agreement, the Security Agreement and the Intercreditor Agreement by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) MLP Parent and its Subsidiaries. In connection with the MLP Conversion, and as a condition to the consummation thereof, cause the MLP Parent and each other Domestic Subsidiary of the MLP Parent that is not already a Loan Party hereunder (other than CSP) to become a Guarantor as contemplated above pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

     7.14 Pledged Assets; Etc..
     (a) Capital Stock.
     (i) Prior to the consummation of the MLP Conversion, the Loan Parties will cause (A) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary of each Loan Party (other than CSP), and (B) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) would not cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent (provided that the foregoing shall not require a pledge of more than 65% of the Capital Stock of any controlled foreign corporation merely because it has no undistributed earnings) and (2) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary, in each case to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.
     (ii) From and after the consummation of the MLP Conversion (as a condition the effectiveness thereof), the Loan Parties will, in addition to the requirements of clause (i) of this Section 7.17(a), cause 100% of the issued and outstanding Capital Stock of each of the Borrower, the New General Partner and the New Limited Partner to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.
     (b) Other Assets. Each Loan Party will (i) cause all of its owned and leased real and personal Property (other than Excluded Property) to be subject at all times to first priority, perfected and, in the case of real Property (whether leased or owned), title insured, Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, or, with respect to Property acquired after the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent.

     (c) Certain Consents. On or before February 28, 2006, the Loan Parties will provide the Administrative Agent with any lien waivers and/or third party consents related to the processes necessary to complete work-in-process fuel and specialty Inventory and required by the Administrative Agent in its sole discretion.
     (d) Certain Real Property Matters. On or before February 8, 2006, the Loan Parties will provide to the Administrative Agent ALTA mortgagee title insurance policies issued by Stewart Title Guaranty Company (or such other title company as shall be acceptable to the Administrative Agent in its sole discretion) (the “Mortgage Policies”) with respect to each of the Shoreline/Cottage Grove Properties, assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;
ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall not be Fully Satisfied, or the Credit-Linked Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary (other than CSP) to, directly or indirectly:
     8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the Property (or, in the case of fungible Property, any replacement thereof) covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (other than for reasonable and customary transaction costs incurred in connection with such renewal or extension), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
     (c) Liens (other than Liens imposed under ERISA) for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (e) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;
     (g) easements, rights-of-way, zoning restrictions and other similar encumbrances affecting real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h), and pre-judgment Liens created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, for which adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default under Section 9.01(h);
     (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and the proceeds thereof (including insurance proceeds), (ii) the Indebtedness secured thereby does not exceed the cost or fair market value on the date of acquisition, whichever is lower, of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof;
     (j) Liens on Property acquired pursuant to a Permitted Acquisition, or on the Property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.03(h), (ii) such Liens existed at the time such Person became a Subsidiary and were not created in connection with, or in contemplation or anticipation of, such Permitted Acquisition, (iii) any such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries, and (iv) the amount of Indebtedness secured thereby is not increased;

     (k) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;
     (l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (n) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
     (o) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
     (p) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
     (q) Liens of sellers of goods to the Consolidated Parties arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the Ordinary Course of Business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
     (r) Liens securing the ABL Obligations, so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect;
     (s) customary setoff rights and related settlement procedures under any Swap Contract permitted to be incurred pursuant to Section 8.03(d);
     (t) Liens arising in connection with any commodity leases for catalyst elements necessary for the operation of the refinery assets of the Consolidated Parties in the Ordinary Course of Business and not for the purposes of speculation; provided that such Liens do not encumber any Property other than the commodity being leased; and
     (u) other Liens (other than Liens on Capital Stock of any Subsidiary) securing Indebtedness permitted under Section 8.03(i) so long as the amount of the Indebtedness secured thereby does not exceed $5,000,000 and does not extend to any Collateral.
     8.02 Investments.
     Make any Investments, except:
     (a) Investments held in the form of Cash Equivalents;

     (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;
     (c) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $500,000 at any time outstanding; provided that all such advances must be in compliance with applicable Laws, including, but not limited to, Sarbanes-Oxley.
     (d) Investments in any Person which is a Loan Party prior to giving effect to such Investment;
     (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (f) Guarantees constituting Indebtedness permitted by Section 8.03 (other than Section 8.03(c)), to the extent such Guarantees also constitute Investments;
     (g) any Eligible Reinvestment of the proceeds of any Involuntary Disposition as contemplated by Section 7.07(b) or of any Disposition as contemplated by Section 8.05(g);
     (h) Investments consisting of an Acquisition by a Consolidated Party, provided that
     (i) Same or Similar Line of Business. The Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);
     (ii) Guaranty and Collateral Requirements. The Administrative Agent shall have received all items, including in respect of the Capital Stock or Property acquired in such Acquisition and/or in respect of any Subsidiary that is formed to effect such Acquisition, required to be delivered by the terms of Section 7.13 and/or Section 7.14;
     (iii) Non-Hostile. In the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;
     (iv) Continued Accuracy of Representations and Warranties. The representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;
     (v) Partnership Interests. If such transaction involves the purchase of an interest in a partnership between a Consolidated Party as a general partner and entities unaffiliated with such Consolidated Party as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate or limited liability holding company directly or indirectly wholly-owned by the Borrower formed for the purpose of effecting such transaction;
     (vi) Minimum Liquidity. After giving effect to such Acquisition, the sum of (A) cash on hand in Deposit Accounts of the Loan Parties subject to a control agreement between the applicable depository bank, the Administrative Agent and the ABL Agent (other than the PP&E Deposit Account) plus (B) availability under the ABL Facility, shall be greater than $30 million; and
     (vii) Aggregate Consideration. The aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding consideration consisting of (A) any Capital Stock of the Borrower or, following the MLP Conversion, the MLP Parent issued to the seller of the Capital Stock or Property acquired in such Acquisition, (B) the proceeds of any Equity Issuance by the Borrower or, following the MLP Conversion, the MLP Parent consummated subsequent to the Closing Date and (C) the proceeds of any Disposition, Excluded Disposition or Involuntary Disposition consummated subsequent to the Closing Date) paid by the Consolidated Parties for all such Acquisitions occurring after the Closing Date shall not exceed (1) if the MLP Conversion is not consummated, $10,000,000, and (2) if the MLP Conversion is consummated, $30,000,000.
     (i) To the extent constituting Investments, Swap Contracts permitted to be incurred pursuant to Section 8.03(d);
     (j) Investments made after the Closing Date in Subsidiaries which are not Loan Parties in an aggregate principal amount (excluding Investments of such type set forth in Schedule 8.02) not to exceed (i) with respect to Investments in Foreign Subsidiaries, $5,000,000, (ii) with respect to Investments in CSP, $4,000,000, and (iii) with respect to Investments in Calumet Sales so long as it is not a Loan Party, $1,000,000; or
     (k) other Investments (other than Acquisitions) not otherwise permitted by this Section 8.02 in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (k) not to exceed $10,000,000.

     8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and set forth in Schedule 8.03, and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate (it being understood that it shall be deemed a permitted refinancing under this Section 8.03(b) if funds, raised in a public offering of debt securities, are restricted to repayment of such Indebtedness, even if a period of up to 30 days (or a longer period to the extent that such funds are escrowed pursuant to arrangements satisfactory to the Required Lenders) intervenes between the date such public offering closes and the date that the applicable Indebtedness is repaid from such funds;
     (c) intercompany Indebtedness and Guarantees with respect to Indebtedness otherwise permitted hereunder, so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 8.02 (other than subsection (f) thereof);
     (d) obligations (contingent or otherwise) of any Consolidated Party existing or arising under any Swap Contract (including any Secured Crack Spread Hedge Agreement, in addition to the Indebtedness permitted under subsection (f) below, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”; (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (iii) with respect to a Secured Crack Spread Hedge Agreement, such agreement shall have been entered into with an Approved Counterparty;

     (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Lease Obligations) hereafter incurred by any Consolidated Party to finance fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price or value of the asset(s) financed; (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iv) not less than five Business Days prior to the date of the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, the Loan Parties would be in compliance with the financial covenant set forth in Section 8.16;
     (f) (i) ABL Bank Product Obligations, provided that, with respect to any ABL Bank Product Obligations existing or arising under any Swap Contract (A) such obligations are (or were) entered into in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by the Consolidated Parties, or changes in the value of securities issued by any of the Consolidated Parties, and not for purposes of speculation or taking a “market view;” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and (ii) the Guarantee of any future Subsidiary of the Borrower which is a Guarantor hereunder of the Indebtedness of the ABL Borrowers permitted under clause (i) of this subsection (f), in each case so long as the Intercreditor Agreement or a replacement intercreditor agreement acceptable to the Administrative Agent and each Lender is in effect;
     (g) (i) ABL Obligations of the ABL Borrowers (other than ABL Bank Product Obligations permitted by clause (f) above) in an aggregate outstanding principal amount not to exceed the ABL Cap Amount; and (ii) the Guarantee of any future Subsidiary of the Borrower which is a Guarantor hereunder of the Indebtedness of the ABL Borrowers permitted under clause (i) of this subsection (g);
     (h) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by a Consolidated Party pursuant to a Permitted Acquisition as a result of a merger or consolidation, or the acquisition of Property securing such Indebtedness), so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) not less than five Business Days prior to the date of the consummation of such Permitted Acquisition and incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness, on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial

Information, the Loan Parties would be in compliance with the financial covenant set forth in Section 8.16, and (iii) the aggregate principal amount of such Indebtedness incurred pursuant to this clause (h) shall not exceed $10,000,000 at any time;
     (i) other Indebtedness hereafter incurred by any Consolidated Party; provided that (i) the terms, taken as a whole, of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Consolidated Parties or the Lenders than the terms of the Loan Documents, and (ii) not less than five Business Days prior to the date of the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, the Loan Parties would be in compliance with the financial covenant set forth in Section 8.16 and (iii) the aggregate principal amount of such Indebtedness incurred pursuant to this clause (i) shall not exceed (A) with respect to secured Indebtedness incurred pursuant to this clause (i), $5,000,000 at any time, and (B) with respect to all Indebtedness incurred pursuant to this clause (i), $10,000,000 at any time; and
     (j) Indebtedness of a Consolidated Party in the form of completion guarantees and performance bonds and other similar obligations required in the Ordinary Course of Business in an aggregate principal amount not to exceed $500,000 at any time outstanding, excluding bonds posted to secure excise tax or sales tax payment obligations.
     8.04 Fundamental Changes.
     Except in connection with an Excluded Disposition, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.13 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation, (g) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect, and (h) provided that the MLP Conversion Conditions shall have been satisfied, the Borrower may consummate the MLP Conversion.
     8.05 Dispositions.
     Make any Disposition other than an Excluded Disposition unless (a) the consideration paid in connection therewith shall be in cash or Cash Equivalents, such payment to be contemporaneous with consummation of such transaction, and shall be in an amount not less than the fair market value of the Property disposed of, (b) such transaction is not a Sale and Leaseback Transaction, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (e) the aggregate fair market value of all operating assets sold or otherwise disposed of in such transactions after the Closing Date shall not exceed (1) in respect of any single Disposition, $5,000,000, and with respect to all such Dispositions in any fiscal year, $10,000,000, (f) no later than five (5) Business Days prior to any such Disposition, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the General Partner specifying the anticipated date of such Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the fair market value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Disposition, (g) the Loan Parties shall, within the Application Period, apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Disposition to (i) make Eligible Reinvestments or (ii) prepay the Term Loans (and Cash Collateralize Credit-Linked L/C Obligations), in each case in accordance with the terms of Section 2.04(b)(iii)(A), and (h) the Loan Parties shall, pending final pending final application of the Net Cash Proceeds of any Disposition of Priority Collateral to Eligible Reinvestments, deposit such proceeds (in excess of amounts already applied toward Eligible Reinvestments) in the PP&E Deposit Account.
     8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) From the Closing Date through the date immediately prior to the effective date of the MLP Conversion:
     (i) each Subsidiary of the Borrower may make Restricted Payments (directly or indirectly), or incur obligations to do so, to the Borrower or any other Loan Party;
     (ii) each Consolidated Party may declare and make Restricted Payments, or incur obligations to do so, payable solely in the Capital Stock of such Person;
     (iii) the Borrower or any Subsidiary thereof may, and may incur obligations to, make offsets against and acquisitions of Capital Stock of the Borrower in satisfaction of customary indemnification and purchase price adjustment obligations owed to the

Borrower or its Subsidiaries under acquisition arrangements in which Capital Stock of the Borrower was issued as consideration for the Acquisition, provided that the only consideration exchanged by any Consolidated Party in connection with any such Acquisition is the relief, satisfaction or waiver of claims of such Consolidated Party under such acquisition arrangements;
     (iv) the Borrower may, and may incur obligations to, purchase, redeem or otherwise acquire its Capital Stock with the proceeds received from the substantially concurrent issue of new shares of the Capital Stock of the Borrower;
     (v) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower may, and may incur obligations to, make the following Restricted Payments:
     (A) Restricted Payments to its general and limited partners to be used by such Person (or, if applicable, distributed by such Person to its respective partners or members) to pay consolidated, combined or similar Federal, state and local Taxes payable by any such Person and directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries;
     (B) Restricted Payments to the General Partner (1) to reimburse the General Partner for administrative or operating expenses of the Borrower incurred by the General Partner, and (2) permit the General Partner to pay franchise fees or similar Taxes and fees required to maintain its existence;
     (C) Restricted Payments consisting of (1) cash payments to directors, managers, employees or members of the management of any Loan Party, or any Subsidiary of any Loan Party, pursuant to phantom equity, equity unit appreciation or other employee incentive, employee benefit or employee compensation plans, or (2) the purchase, repurchase or acquisition of units of its Capital Stock (x) from directors, employees or members of the management of any Loan Party, or any Subsidiary of any Loan Party, in accordance with repurchase rights or obligations established in connection with the original issuance of such Capital Stock and (y) pursuant to the terms of any deferred compensation, employee or restricted equity interest purchase plan, equity interest option plans or other employee benefit or equity based compensation plan established by the Borrower; provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 8.06(a)(v)(C) shall not exceed $1,000,000 in any fiscal year; and
     (D) beginning January 1, 2007, other Restricted Payments in an aggregate amount of all Restricted Payments made by the Borrower pursuant to this Section 8.06(a)(v)(D) not to exceed $5,000,000 in any fiscal year;
     (b) From and after the effective date of the MLP Conversion (provided that the MLP Conversion Conditions shall have been satisfied):

     (i) each Subsidiary of the MLP Parent may, and may incur obligations to, make Restricted Payments (directly or indirectly) to the MLP Parent or any other Loan Party;
     (ii) each Consolidated Party may, and may incur obligations to, declare and make Restricted Payments payable solely in the Capital Stock of such Person;
     (iii) the MLP Parent or any Subsidiary thereof may, and may incur obligations to, make offsets against and acquisitions of Capital Stock of the MLP Parent in satisfaction of customary indemnification and purchase price adjustment obligations owed to the MLP Parent or its Subsidiaries under acquisition arrangements in which Capital Stock of the MLP Parent was issued as consideration for the Acquisition, provided that the only consideration exchanged by any Consolidated Party in connection with any such Acquisition is the relief, satisfaction or waiver of claims of such Consolidated Party under such acquisition arrangements;
     (iv) the MLP Parent may, and may incur obligations to, purchase, redeem or otherwise acquire its Capital Stock with the proceeds received from the substantially concurrent issue of new units of the Capital Stock of the MLP Parent;
     (v) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the MLP Parent may, and may incur obligations to, make the following Restricted Payments:
     (A) Restricted Payments to its general and limited partners to be used by such Person (or, if applicable, distributed by such Person to its respective partners or members) to pay consolidated, combined or similar Federal, state and local Taxes payable by any such Person and directly attributable to (or arising as a result of) the operations of the MLP Parent and its Subsidiaries;
     (B) Restricted Payments to the MLP General Partner to (1) reimburse the MLP General Partner for reasonable and customary administrative or operating expenses of the MLP Parent incurred by the MLP General Partner, and (2) permit the MLP General Partner to pay franchise fees or similar Taxes and fees required to maintain its existence;
     (C) Restricted Payments consisting of (1) cash payments to directors, managers, employees or members of the management of any Loan Party, or any Subsidiary of any Loan Party, pursuant to phantom equity, equity unit appreciation or other employee incentive, employee benefit or employee compensation plans, or (2) the purchase, repurchase or acquisition of units of its Capital Stock (x) from directors, managers, employees or members of the management of any Loan Party, or any Subsidiary of any Loan Party, in accordance with repurchase rights or obligations established in connection with the original issuance of such Capital Stock, and (y) pursuant to the terms of any incentive, benefit, compensation, employee or restricted equity interest purchase plan, equity interests option plan or other employee benefit or equity based compensation plan established by the MLP Parent or any other Loan Party; provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 8.06(b)(v)(C) shall not exceed $1,000,000 in any fiscal year;
     (D) Restricted Payments consisting of the cashless exercise of options or warrants in connection with customary and reasonable employee compensation, incentive, or other benefit programs; and
     (E) other Restricted Payments; provided that (A) not less than five Business Days prior to the date of such Restricted Payment, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that immediately after giving effect to any such Restricted Payment, on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, the Loan Parties would be in compliance with the financial covenant set forth in Section 8.16, and (B) the sum of (1) cash on hand in Deposit Accounts of the Loan Parties subject to a control agreement between the applicable depository bank, the Administrative Agent and the ABL Agent (other than the PP&E Deposit Account) plus (2) availability under the ABL Facility, shall be greater than $30 million.
     8.07 Change in Nature of Business; Name, Etc..
     (a) Engage in any line of business different from those lines of business conducted by the Borrower and its Subsidiaries taken as a whole on the date hereof or any business substantially related or incidental thereto, or (b) change its name or conduct business under any fictitious name; or change its tax, charter or other organizational identification number, or form or state of organization, unless, in the case of a name change, the Borrower first provides the Administrative Agent at least 30 days prior written notice of such change or fictitious name.
     8.08 Transactions with Affiliates and Insiders.
     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (including, upon consummation of the MLP Conversion, and provided that the MLP Conversion conditions have been satisfied, distributions to the MLP General Partner permitted under Section 8.06(b)(v)(B) to reimburse the MLP General Partner for administrative and operating expenses of the MLP Parent incurred by the MLP General Partner), (d) the repayment by the Borrower on the Closing Date of the outstanding Indebtedness owed by the Borrower to Asphalt Refining Company under the Asphalt Notes, (e) normal compensation and reimbursement of expenses of officers and directors, (f) provided that the MLP Conversion Conditions shall have been satisfied, the MLP Conversion, and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the Ordinary Course of Business of such Person on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
     8.09 Burdensome Agreements.
     (a) Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) except in respect of any Consolidated Party which is not a Loan Party, (A) pledge its Property (other than Excluded Property) pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any ABL Loan Document as in effect on the Closing Date, (3) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed, acquired or financed in connection therewith, (4) any Permitted Lien or any document or instrument governing any Permitted Lien, (5) restrictions or conditions imposed by leases or licenses otherwise permitted hereunder, if such restrictions or conditions apply only to the leased or licensed property, or to customary provisions in leases, licenses and other contracts otherwise permitted hereunder restricting the assignment thereof; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (6) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale, and (7) restrictions and conditions contained in credit agreements or other financial accommodations executed by Foreign Subsidiaries and which Indebtedness is otherwise permitted hereunder.
     (b) Enter into any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale.

     8.10 Use of Proceeds.
     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     8.11 Capital Expenditures.
     Permit Consolidated Capital Expenditures for any fiscal year to exceed (i) for the period from the Closing Date through the end of fiscal year 2006, $40,000,000, (ii) for fiscal year 2007, $30,000,000, and (iii) for any fiscal year thereafter, $25,000,000. To the extent that any portion of the Consolidated Capital Expenditures limitation (determined without giving effect to this sentence) is not used during any fiscal year, such unused available amount may be carried forward and used during the next fiscal year only; provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.
     8.12 Prepayment of Other Indebtedness, Amendment of Documents, Etc.
     Permit any Consolidated Party to:
     (a) If any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) amend or modify any of the terms of any Indebtedness of such Consolidated Party (other than Indebtedness under the Loan Documents or the ABL Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to such Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (ii) make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Consolidated Party (other than (A) Indebtedness under the Loan Documents or (B) purchase money Indebtedness permitted under Section 8.03(e) hereof if (and only if) the required prepayment involves the mandatory application of the proceeds of the Property securing such purchase money Indebtedness) (in each case, whether or not mandatory).
     (b) Amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the ABL Credit Agreement:
     (i) to violate the provisions of the Intercreditor Agreement; or
     (ii) to increase the then outstanding aggregate principal amount of the loans, reimbursement obligations with respect to letters of credit and similar obligations under the ABL Credit Agreement plus any undrawn portion of revolving commitments pursuant to the ABL Credit Agreement to an amount that would exceed the ABL Cap Amount.
     (c) Notwithstanding subsection (a) of this Section 8.12, any time make any payment in respect of Subordinated Indebtedness in violation of the relevant subordination provisions.
     (d) Notwithstanding subsection (a) of this Section 8.12, make any payment or prepayment of principal of, or premium or interest on, any Indebtedness owed to any of the Existing Partners or any of their respective Affiliates (other than such Affiliates that are Loan Parties); provided that the Borrower shall be permitted to prepay the Asphalt Notes on the Closing Date as permitted by Section 8.08(d).
     8.13 Organization Documents; Fiscal Year; Accounting Practices.
     Permit any Consolidated Party to (a) amend, modify or change its Organization Documents in a manner adverse to the interest of the Administrative Agent or the Lenders; (b) change its fiscal year; or (c) make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.03;
     8.14 Ownership of Subsidiaries.
     Notwithstanding any other provisions of this Agreement to the contrary, permit any Consolidated Party to (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except (i) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (ii) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, (b) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock or (c) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.
     8.15 Tax Consolidation.
     File or consent to the filing of any consolidated income tax return with any Person other than the Consolidated Parties.
     8.16 Consolidated Leverage Ratio.
     Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending March 31, 2006) to be greater than 3.75 to 1.00.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     9.01 Events of Default.
     Any of the following that has occurred and is continuing shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan or any Credit-Linked L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Term Loan or on any Credit-Linked L/C Obligation, the shortfall between the rate actually earned on the Credit-Linked Deposit and the Benchmark Rate as required hereunder or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.13 or 7.14 or Article VIII, a Credit-Linked L/C Advance shall have occurred other than in compliance with the leverage test set forth in with Section 2.03(c)(ii), or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article IV; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days after a Responsible Officer of such Loan Party has knowledge thereof or receives written notice thereof from the Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Loan Party; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Consolidated Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Consolidated Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the any Consolidated Party (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents; Guarantees. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or
     (k) ABL Loan Documents. There shall occur and be continuing an “Event of Default” under (and as defined in) the ABL Credit Agreement, or there shall occur and be continuing an event of default under any of the other ABL Loan Documents; or
     (l) Change of Control. There occurs any Change of Control; or
     (m) Injunctions; Solvency. Any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of such Loan Party’s business for a period of time and such cessation could reasonably be expected to have a Material Adverse Effect; any material Collateral or Property of a Loan Party is taken or impaired through condemnation and such condemnation could reasonably be expected to have a Material Adverse Effect; or any Loan Party ceases to be Solvent; or
     (n) Certain Criminal Matters. Any Loan Party, and general partner thereof or any of such Person’s Responsible Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986

and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or
     9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (i) declare the Credit-Linked Commitment of each Credit-Linked Lender and any obligation of the Credit-Linked L/C Issuer to make Credit-Linked Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and
     (ii) require that the Borrower Cash Collateralize the Credit-Linked L/C Obligations (in an amount equal to the then applicable Outstanding Amount thereof);
     (iii) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans and any obligation of the Credit-Linked L/C Issuer to make Credit-Linked Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Credit-Linked L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Furthermore, if any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of the Required Credit-Linked Lenders, withdraw from the Credit-Linked Deposit Account and distribute to the Credit-Linked Lenders on a pro rata basis an amount equal to the excess of the Aggregate Credit-Linked Commitments over the Outstanding Amount of the Credit-Linked Obligations.
     9.03 Application of Funds.
     After the acceleration of the Obligations as provided for in Section 9.02 (or after the Term Loans have automatically become immediately due and payable and the Credit-Linked L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Credit-Linked Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Credit-Linked L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Credit-Linked Letter of Credit Fees and interest on the Term Loans, Credit-Linked L/C Borrowings and other Obligations, ratably among the Lenders and the Credit-Linked L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, Credit-Linked L/C Borrowings, and to Cash Collateralize the undrawn amounts of Credit-Linked Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them;
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Credit-Linked Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Credit-Linked Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Credit-Linked Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X
ADMINISTRATIVE AGENT
     10.01 Appointment and Authority.
     (a) Each of the Lenders and the Credit-Linked L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Credit-Linked L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     (b) Each Credit-Linked Lender hereby consents to and approves the terms of the Money Market Account Agreement. By execution hereof, the Credit-Linked Lenders authorize and direct the Administrative Agent to enter into the Money Market Account Agreement on behalf of the Credit-Linked Lenders.
     (c) Each Lender authorizes the Administrative Agent to execute and deliver the ABL Loan Documents as contemplated by the Intercreditor Agreement.
     10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Credit-Linked L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, or the issuance of the Credit-Linked Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Credit-Linked L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Credit-Linked L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Credit-Linked L/C Issuer prior to the making of such Term Loan or the issuance of the Credit-Linked Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.06 Resignation of Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Credit-Linked L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Credit-Linked L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Credit-Linked L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Credit-Linked L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Credit-Linked L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Credit-Linked L/C Issuer, (b) the retiring Credit-Linked L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Credit-Linked L/C Issuer shall issue Credit-Linked Letters of Credit in substitution for the Credit-Linked Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Credit-Linked L/C Issuer to effectively assume the obligations of the retiring Credit-Linked L/C Issuer with respect to such Credit-Linked Letters of Credit.
     10.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and the Credit-Linked L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Credit-Linked L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.08 No Other Duties, Etc.
     Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Credit-Linked L/C Issuer hereunder.
     10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans, Credit-Linked L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Credit-Linked L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Credit-Linked L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Credit-Linked L/C Issuer and the Administrative Agent under subsections (i) and (j) of Section 2.03, Section 2.08 and Section 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Credit-Linked L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Credit-Linked L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Credit-Linked L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     10.10 Collateral and Guaranty Matters.
     The Lenders and the Credit-Linked L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations outstanding under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Credit-Linked Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i);
     (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (d) to enter into and perform its obligations under the Intercreditor Agreement.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

     10.11 Intercreditor Agreement.
     Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby (i) acknowledges that Bank of America is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the ABL Agent and the Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Bank of America any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.06) hereby authorizes and directs Bank of America to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Bank of America, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
ARTICLE XI
MISCELLANEOUS
     11.01 Amendments, Etc.
     (a) General. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, each Loan Party and the Required Lenders and acknowledged by the Administrative Agent, or, the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
     (i) no such amendment, waiver or consent shall, without the written consent of each Lender affected thereby:
     (A) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
     (B) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

     (C) reduce or forgive the principal of, or the rate of interest specified herein on, any Term Loan or Credit-Linked L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Credit-Linked Letter of Credit Fees at the Default Rate;
     (D) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby;
     (E) except as contemplated by subsection (b)(ii) below, change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
     (F) (i) except as the result of or in connection with a Disposition not prohibited by Section 8.05, release all or substantially all of the Collateral and (ii) except as otherwise provided in Section 10.10, release all or substantially all of the Guarantors;
     (G) release the Borrower from its obligations under the Loan Documents; or
     (H) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in Credit-Linked L/C Obligations shall be deemed to be held by such Lender
     (ii) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate more at least a majority of the outstanding Term Loan (and/or participations therein) (i) amend, change, waive, discharge or terminate Section 9.03 so as to alter the manner of application of any payment in respect of the Obligations or proceeds of Collateral or (ii) amend, change, waive, discharge or terminate Section 2.04(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.04(b)(ii), (iii), (iv) or (v);
     (iii) no amendment, waiver or consent shall, unless in writing and signed by the Credit-Linked L/C Issuer in addition to the Lenders required above, affect the rights or duties of the Credit-Linked L/C Issuer under this Agreement or any Credit-Linked Issuer Document relating to the Credit-Linked Letter of Credit;
     (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

     (v) without the consent of each Approved Counterparty that is party to an outstanding Crack Spread Hedge Agreement, (A) amend, change, waive, discharge or terminate either Section 9.03 hereof or Section 9 of the Security Agreement so as to alter the manner of application of any payment of proceeds of Collateral so as to provide for distributions in respect of the obligations under the Crack Spread Hedge Agreement to any such Approved Counterparty on a basis less favorable than ratably with the principal obligations under the Term Loans, (B) change the definition of “Approved Counterparties” set forth in Section 1.01 in a manner adverse to any such Approved Counterparty, (C) change the definition of “Secured Obligations” set forth in the Security Agreement so as to exclude any obligations of the applicable Consolidated Party(ies) existing under any Secured Crack Spread Hedge Agreement to which any such Approved Counterparty is a party that would have been included prior to such change or (D) amend, change, waive discharge or terminate this Section 11.01(a)(v).
     (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     (b) Certain Amendments.
     (i) General. Notwithstanding the foregoing provisions of Section 11.01(a), (A) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Credit-Linked L/C Issuer) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 11.01 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time.
     (ii) Additional Commitments or Tranches. For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.01 (including Section 11.01(a)(i)(A)), this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Required Lenders (i) to increase the aggregate Commitments of the Lenders, (ii) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the lenders under such additional borrowing tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under Section 11.01(a) corresponding to the consent rights of the other Lenders thereunder.
     (c) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     (d) Voting Rights of Lenders During Bankruptcy Proceedings. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or Insolvency Proceeding and such determination shall be binding on all of the Lenders.
     11.02 Notices. Effectiveness of Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent or the Credit-Linked L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Credit-Linked L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Credit-Linked L/C Issuer pursuant to Article II if such Lender or the Credit-Linked L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Credit-Linked L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Credit-Linked L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Credit-Linked L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Credit-Linked L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, Credit-Linked L/C Issuer and Lenders. The Administrative Agent, the Credit-Linked L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Credit-Linked L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     11.03 No Waiver; Cumulative Remedies.
     No failure by any Lender, the Credit-Linked L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Credit-Linked L/C Issuer in connection with the issuance, amendment or renewal of the Credit-Linked Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, or the Credit-Linked L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Credit-Linked LC Issuer and/or any steering committee or similar group acting on behalf of the Lenders as a group), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made or Credit-Linked Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans or Credit-Linked Letters of Credit.

     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Credit-Linked L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or Credit-Linked Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Credit-Linked L/C Issuer to honor a demand for payment under the Credit-Linked Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Credit-Linked Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Credit-Linked L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Credit-Linked L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Credit-Linked L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or

Credit-Linked L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or Credit-Linked Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the Credit-Linked L/C Issuer, the replacement of any Lender, the termination of the Aggregate Credit-Linked Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Credit-Linked L/C Issuer or any Lender, or the Administrative Agent, the Credit-Linked L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Credit-Linked L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Credit-Linked L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Credit-Linked L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

     11.06 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Credit-Linked L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans (including for purposes of this subsection (b), participations in Credit-Linked L/C Obligations) at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which in the case of a Term Loan Commitment for this purpose includes the Term Loans outstanding thereunder), determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Tranche B Term Loan;

     (iii) any assignment of a Credit-Linked L/C Commitment must be approved by the Administrative Agent and the Credit-Linked L/C Issuer unless the Person that is the proposed assignee is itself a Credit-Linked Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Term Loans and Credit-Linked L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the Credit-Linked L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans (including such Lender’s participations in Credit-Linked L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Credit-Linked L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, but only to the extent that the Lender that sold such participation would otherwise be entitled to assert a claim under any of such Sections. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) Limitation on Participation Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) Resignation as Credit-Linked L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Term Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Credit-Linked L/C Issuer. In the event of any such resignation as Credit-Linked L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Credit-Linked L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Credit-Linked L/C Issuer. If Bank of America resigns as Credit-Linked L/C Issuer, it shall retain all the rights, powers, privileges and duties of the Credit-Linked L/C Issuer hereunder with respect to all Credit-Linked Letters of Credit outstanding as of the effective date of its resignation as Credit-Linked L/C Issuer and all Credit-Linked L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Credit-Linked Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor Credit-Linked L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Credit-Linked L/C Issuer, and (b) the successor Credit-Linked L/C Issuer shall issue Credit-Linked Letters of Credit in substitution for the Credit-Linked Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Credit-Linked Letters of Credit.
     (i) The Credit-Linked Deposit Account funded by any Credit-Linked Lender pursuant to Section 2.01(b) shall not be released in connection with any assignment of its Credit-Linked Commitment but shall instead be purchased by the relevant assignee and continue to be held for application in accordance with the terms of Section 2.03 in respect of the Credit-Linked Commitment assigned to such assignee.
     11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent, the Lenders and the Credit-Linked L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any

Lender, the Credit-Linked L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Credit-Linked L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the Credit-Linked L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in a manner consistent with the manner in which it handles its own confidential information and accordance with applicable Law, including Federal and state securities Laws.
     11.08 Set-off.
     If an Event of Default shall have occurred and be continuing, each Lender, the Credit-Linked L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Credit-Linked L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Credit-Linked L/C Issuer, irrespective of whether or not such Lender or the Credit-Linked L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Credit-Linked L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Credit-Linked L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Credit-Linked L/C Issuer or their respective Affiliates may have. Each Lender and the Credit-Linked L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application

     11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.10 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until such time as the Obligations under the Loan Documents have been Fully Satisfied.
     11.12 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.13 Replacement of Lenders.
If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all Lenders and that has been approved by the Required Lenders as provided in Section 11.01, (iv) any Lender delivers a notice pursuant to Section 3.02 with respect to circumstances that do not affect the other Lenders hereunder, or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans and Credit-Linked L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable Laws; and
     (e) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.06).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE CREDIT-LINKED L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE OBJECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     11.15 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 Term of Agreement.
     The term of this Agreement shall be until the Obligations under the Loan Documents have been Fully Satisfied.
     11.17 PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
     11.18 Subordination of Intercompany Debt.
     Each Loan Party agrees that all intercompany Indebtedness among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent not otherwise prohibited by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.18, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	CALUMET LUBRICANTS CO., LIMITED
PARTNERSHIP

	By:	CALUMET, INCORPORATED,
its general partner

	By:	/s/ R. Patrick Murray II

	Name:	R. Patrick Murray II
	Title:	Vice President and Chief Financial Officer

GUARANTORS	CALUMET SHREVEPORT, LLC

	By:	/s/ R. Patrick Murray II

	Name:	R. Patrick Murray II
	Title:	Vice President and Chief Financial Officer

CALUMET SHREVEPORT LUBRICANTS & WAXES, LLC

	By:	/s/ R. Patrick Murray II

	Name:	R. Patrick Murray II
	Title:	Vice President and Chief Financial Officer

CALUMET SHREVEPORT FUELS, LLC

	By:	/s/ R. Patrick Murray II

	Name:	R. Patrick Murray II
	Title:	Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent and Credit-Linked L/C
Issuer

	By:	/s/ Jennifer Reeves

	Name:	Jennifer Reeves
	Title:	Officer, Agency Management

LENDER:	BANK OF AMERICA, N.A.,
as Lender

	By:	/s/ Edward Hamilton

	Name:	Edward Hamilton
	Title:	Senior Vice President

2

Exhibit A
FORM OF LOAN NOTICE
Date:                                         , 20
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of December 9, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), by and among Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (together with any permitted successors and assigns, the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
The undersigned hereby requests (select one):
     A Borrowing of Term Loans
     A conversion or continuation of Term Loans
1.	On ___(a Business Day).

2.	In the amount of $___.

3.	Comprised of ___. [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
The Borrowing requested herein complies with Section 2.02 of the Agreement.

CALUMET LUBRICANTS CO., LIMITED
PARTNERSHIP, an Indiana limited partnership

By:	CALUMET, INCORPORATED, its general partner

By:

Name:
Title:

Exhibit B-1
FORM OF TERM NOTE
                                        , 20
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 9_, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Agreement.
     The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
     THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership

By:	CALUMET, INCORPORATED, its general
partner

By:

Name:
Title:

Exhibit B-2
FORM OF CREDIT-LINKED NOTE
                                        , 20
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Credit Linked L/C Advance from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December 9, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Credit-Linked L/C Advance from the date of such Credit-Linked L/C Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Credit-Linked Note is one of the Credit-Linked Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Credit-Linked Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Credit-Linked Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Credit-Linked L/C Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Credit-Linked Note and endorse thereon the date, amount and maturity of its Credit-Linked L/C Advances and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Credit-Linked Note.
THIS CREDIT-LINKED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership

By:	CALUMET, INCORPORATED, its general
partner

By:

Name:
Title:

Exhibit C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of December 9, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), by and among Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (together with any permitted successors and assigns, the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
The undersigned Responsible Officer of the General Partner hereby certifies as of the date hereof that he/she is the                                                              of the General Partner, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower to the Administrative Agent, and that:
     [Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by such section.
     [Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     [select one:]
     [2. To the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]
-or-
     [2. Defaults have occurred and are continuing and the following is a list of each Default and it nature and status:]

     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                         ,                     .

CALUMET LUBRICANTS CO., LIMITED
PARTNERSHIP, an Indiana limited partnership

By:	CALUMET, INCORPORATED, its general
partner

By:

Name:
Title:

Schedule 1
to Compliance Certificate
Schedule 2
to Compliance Certificate

Exhibit D
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (the “Joinder Agreement”) dated as of ___, 20___is by and between ___, a ___(the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement dated as of December 9, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), by and among Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (together with any permitted successors and assigns, the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
     The Loan Parties are required by Section 7.13 of the Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Agreement and a “Guarantor” for all purposes of the Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Security and Pledge Agreement and a “Obligor” for all purposes of the Security and Pledge Agreement, and shall have all the obligations of a Obligor thereunder as if it had executed the Security and Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security and Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security and Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security and Pledge Agreement).
     3. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Intercreditor Agreement and a “Grantor” for all purposes of the Intercreditor Agreement, and shall have all of the obligations of a Grantor thereunder as if it had executed the Intercreditor Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Grantors contained in the Intercreditor Agreement.
     4. The New Subsidiary hereby represents and warrants to the Administrative Agent that:

     (a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.
     (b) The New Subsidiary’s chief executive office is located at the location set forth on Schedule 1 hereto. The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.
     (c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure or used any tradename in the five years preceding the date hereof.
     (d) Schedule 3 hereto includes all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security and Pledge Agreement) owned by the New Subsidiary in its own name, or to which the New Subsidiary is a party, as of the date hereof. None of the Copyrights, Patents and Trademarks owned by the New Subsidiary set forth in Schedule 3 hereto is the subject of any licensing or franchise agreement, except as set forth on Schedule 3 hereto.
     (e) Schedule 4 hereto includes all Commercial Tort Claims (as defined in the Security and Pledge Agreement) before any Governmental Authority by or in favor of the New Subsidiary.
     (f) Schedule 5 hereto lists all real Property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.
     (g) Schedule 6 hereto lists all locations in the United States of tangible personal Property that is owned or leased by the New Subsidiary as of the date hereof.
     (h) Schedule 7 hereto includes all Subsidiaries owned directly by the New Subsidiary, including number of shares of outstanding Capital Stock, the certificate number(s) of the certificates evidencing such Capital Stock and the percentage of such Capital Stock owned by the New Subsidiary.
     5. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.
     6. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Agreement upon the execution of this Agreement by the New Subsidiary.
     7. This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     8. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:
Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

Schedule 1
Location of Chief Executive Office;

Taxpayer Identification Number; Organizational Number
Schedule 2
Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure; Tradenames
Schedule 3
IP Rights
Schedule 4
Commercial Tort Claims
Schedule 5
Real Property Locations
Schedule 6
Tangible Personal Property Locations
Schedule 7
Capital Stock

Exhibit E
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Calumet Lubricants Co., Limited Partnership

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Agreement

5.	Agreement:	Credit Agreement dated as of December ,2005 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), by and among Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (together with any permitted successors and assigns, the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer.

6.	Assigned Interest:

	Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans	CUSIP Number
Term Loan	$175,000,000	$—	—%
Credit-Linked Commitment	$50,000,000

[7.	Trade Date:	___]

Effective Date: ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership

By:	CALUMET, INCORPORATED, its
general partner

By:

Name:
Title:

[Consented to and] Accepted:
BANK OF AMERICA, N.A.,
as Administrative Agent

By:

Name:
Title:
[Consented to:]
[BANK OF AMERICA, N.A.,
as Credit Linked L/C Issuer]1

By:

Name:
Title:
CALUMET LUBRICANTS CO.,
LIMITED PARTNERSHIP, an Indiana limited partnership

By:	CALUMET, INCORPORATED, its general partner

By:

Name:
Title:

[1]	Only if assignment involves the assignment of a Credit-Linked Commitment

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a not a United States person under Section 7701(a)(30) of the Code, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F
FORM OF MONEY MARKET ACCOUNT AGREEMENT

Account No. 8666516373	December , 2005
1.	The amount deposited in this Bank of America, N.A. (the “Bank”) Money Market Account (the “Account”) by Bank of America, N.A., as Administrative Agent under that certain Credit Agreement dated as of December 9, 2005 (as amended, extended, restated, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), by and among Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (together with any permitted successors and assigns, the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer, on December 9, 2005 (the “Initial Deposit Date”) is Fifty Million Dollars ($50,000,000). The Bank will designate the Account on its official records as the “Bank of America, N.A. as Administrative Agent Calumet Lubricants Co., Limited Partnership Credit Linked Deposit Account”.
2.	The Account shall earn interest during each Interest Period (as defined below) at the interest rate per annum at least equal to the LIBO Rate (as defined below) minus fifteen (15) basis points until the date when the Account balance is reduced to zero ($0) (the “Closure Date”). The Bank will accrue interest on the closing balance of the Account daily on the basis of a 360-day year.
“Interest Period” means the period commencing on the Initial Deposit Date or the end of the immediately preceding Interest Period, as applicable, and ending on the date three months thereafter; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) notwithstanding clauses (i) and (ii) above, the final Interest Period shall be the period commencing on the end of the immediately preceding Interest Period and ending on the Closure Date (the “Final Interest Period”).
“LIBO Rate” means:
(i) for any Interest Period other than the Final Interest Period:
(a) the rate per annum equal to the rate determined by the Bank to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers

Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Bank as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Account, being made or continued and with a term equivalent to such Interest Period would be offered by the Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period, and
(ii) for the Final Interest Period, the rate per annum determined by the Bank as provided in clause (a), (b), or (c) above, as applicable, based upon the assumption at the date of determination that such Interest Period will end on the date three months after the start thereof (taking into account the conventions set forth in clauses (i) and (ii) in the definition of “Interest Period” above).
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Dallas are authorized to close under applicable law or are in fact closed and a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Dollar”, “Dollars” and “$” mean lawful money of the United States of America.
3.	The Bank agrees to pay interest quarterly in arrears on the first Business Day following the end of each Interest Period to the bank account designated in writing by the Administrative Agent.

4.	The Bank reserves the right to require the Administrative Agent to give seven days’ advance written notice of any withdrawal or transfer from the Account.

5.	The Administrative Agent may make up to six withdrawals or transfers from the Account by telephone during each calendar month. During each calendar month the Administrative Agent also may make transfers from the Account to another account of the Administrative Agent at the Bank or withdrawals (i.e., payments directly to the Administrative Agent) when such transfers or withdrawals are made by written request of the Administrative Agent mailed or delivered by messenger or made in person to the Bank.

6.	For each permitted withdrawal or transfer from the Account, the Bank will pay to the Administrative Agent the amount requested up to the amount of the balance of the Account. Any accrued interest on such amount from and including the immediately preceding quarterly interest payment date to but not including the relevant withdrawal or transfer date will be paid by the Bank to the Administrative Agent on the next quarterly interest payment date or the Closure Date, as the case may be.
7.	The Bank represents that (a) this Account creates a debtor-creditor relationship between the Bank and the Administrative Agent, (b) it treats the amount deposited in the Account as a deposit liability on its balance sheet, (c) the terms on which the Account is made available are substantially similar to terms made available to other institutional Bank customers for deposit accounts of the same type, and (d) it classifies the Account as a “savings account” under Regulation D of the Board of Governors of the Federal Reserve System.
8.	The Bank agrees not to close the Account until the Closure Date.
9.	All notices required hereunder shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page attached hereto, or sent by facsimile to the fax numbers listed on the signature page, provided by telephone to the telephone numbers listed on the signature page, or to such other addresses as the Bank and the Administrative Agent may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, (iii) if telephoned, when the telephonic message is received “live” by an authorized recipient at the telephone number, or (iv) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. From time to time, Administrative Agent will designate one or more authorized signers on the Account by execution and delivery of signature cards to the Bank.

BANK OF AMERICA, N.A.,
as the Bank
By:
Name:
Title:
Attention:
Telecopier No.:
Telephone No.:
Accepted and Agreed:
BANK OF AMERICA, N.A.,
as Administrative Agent
By:
Name:
Title:
Attention:
Telecopier No.:
Telephone No.:

Exhibit G
FORM OF PP&E DEPOSIT ACCOUNT CONTROL AGREEMENT
(With Activation Notice)
          This Deposit Account Control Agreement (this “Agreement”) is entered into as of December 9, 2005, among BANK OF AMERICA, N.A., a national banking association (“Bank”), CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership (“Company”), BANK OF AMERICA, N.A., a national banking association , as agent (in such capacity, “First Lien Agent”) for itself and the lenders (collectively, “First Lien Lenders”) from time to time party to the PP&E Credit Agreement described below, and BANK OF AMERICA, N.A., a national banking association, as agent (in such capacity, “Second Lien Agent”) for itself and the lenders (collectively, “Second Lien Lenders”) from time to time party to the ABL Credit Agreement described below.
          A. Pursuant to that certain Credit Agreement dated as of the date hereof by and among Company, the guarantors named therein, First Lien Lenders and First Lien Agent (as amended, restated, supplemented or otherwise modified from time to time, the “PP&E Credit Agreement”), First Lien Lenders have agreed to make loans and extend other financial accommodations to Company, and Company will derive direct and indirect economic benefits from the making of such loans and other financial accommodations.
          B. Pursuant to that certain Credit Agreement dated as of the date hereof by and among Company, the other borrowers named therein, Second Lien Lenders and Second Lien Agent (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), Second Lien Lenders have agreed to make loans and extend other financial accommodations to Company and the other borrowers named therein, and Company will derive direct and indirect economic benefits from the making of such loans and other financial accommodations.
          C. Bank has agreed to establish and maintain for Company the deposit account(s) identified from time to time on Annex I hereto (individually and collectively referred to herein as the “Account”).
          D. Company has assigned to (i) First Lien Lenders and First Lien Agent under the PP&E Credit Agreement and the documents described therein and (ii) Second Lien Lenders and Second Lien Agent under the ABL Credit Agreement and the documents described therein, a security interest in the Account and in checks and other payment instructions (“Checks”) deposited in the Account.
          E. Company, First Lien Agent, Second Lien Agent and Bank are entering into this Agreement to evidence First Lien Agent’s and Second Lien Agent’s security interest in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.
Accordingly, the parties hereto agree as follows:
1. (a) This Agreement evidences the control over the Account exercised by the Controlling Party. As used herein, “Controlling Party” means First Lien Agent; provided, however, that at such time as First Lien Agent has provided Bank with a written notice that First Lien Agent has ceased to be the “Controlling Party” hereunder (such notice being the “Controlling Party Notice”) (which notice is to be given at the time (i) all obligations owing to First Lien Agent and First Lien Lenders have been indefeasibly paid in full in cash, (ii) all commitments of First Lien Agent and First Lien Lenders to provide credit to or for the benefit of Company have terminated and (iii) all financing agreements among First Lien Agent, First Lien Lenders, Company and its affiliates have terminated), “Controlling Party”

means Second Lien Agent. It is understood and agreed that Bank shall rely exclusively on a Controlling Party Notice as to the determination whether First Lien Agent or Second Lien Agent is the Controlling Party hereunder and shall be under no obligation to make any independent investigation thereof and until such Controlling Party Notice is delivered, the Controlling Party shall be First Lien Agent. In order to perfect the security interest of Second Lien Agent at any time that Second Lien Agent is not the Controlling Party but First Lien Agent is the Controlling Party, the parties hereto agree that Bank shall comply, and Company authorizes and directs Bank to comply, with instructions given by Second Lien Agent in accordance with this Agreement directing the disposition of Checks from time to time in the Account or as to any other matters relating to the Account without further consent by Company if and only if such written instructions are consented to in writing by First Lien Agent.
     (b) Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, Bank will comply with instructions originated by Controlling Party as set forth herein directing the disposition of funds in the Account without further consent of Company.
     (c) Company represents and warrants to First Lien Agent, Second Lien Agent and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except to First Lien Agent and Second Lien Agent.
     (d) Company covenants that it will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than First Lien Agent’s and Second Lien Agent’s security interest referred to herein.
2. (a) During the Activation Period (as defined below), Bank shall prevent Company from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account to make Eligible Reinvestments in accordance with the terms of the PP&E Credit Agreement and the Collateral Documents defined therein, but covenants to First Lien Agent and Second Lien Agent that it will not close the Account. Bank shall have no liability in the event Company breaches this covenant to First Lien Agent and Second Lien Agent. Following the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all collected and available balances in the Account to Controlling Party at its account specified in the Activation Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from Controlling Party in the form of Exhibit A hereto (the “Activation Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.
     (b) Notwithstanding anything to the contrary contained herein, (i) if at any time Bank shall receive conflicting instructions from the Controlling Party and Company, Bank shall follow the instructions of the Controlling Party and not Company and (ii) if at any time Bank shall receive conflicting instructions from First Lien Agent and Second Lien Agent, Bank shall follow the instructions of First Lien Agent and not Second Lien Agent. During the Activation Period, however, neither Company nor any other person or entity, through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Account, and Company, by executing this Agreement, irrevocably authorizes and instructs Bank to comply, during the Activation Period, only with the Controlling Party’s standing order to transfer funds from the Account to the account specified in the Activation Notice or as otherwise Controlling Party may instruct Bank in writing.
3. Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4 herein, until it has been advised in writing by First Lien Agent and Second Lien Agent jointly, or Second Lien Agent alone if it is the Controlling Party, that all of

Company’s obligations that are secured by the Checks and the Account are paid in full in cash, and such written notice shall be provided to Bank promptly upon payment in full in cash of Company’s obligations.
4. Bank is permitted to charge the Account:
     (a) for its fees and charges relating to the Account or associated with this Agreement; and
     (b) in the event any Check deposited into the Account is returned unpaid for any reason or for any breach of warranty claim.
5. (a) If the balances in the Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with the Account or this Agreement, Company agrees to pay Bank on demand the amount due Bank. Company will have breached this Agreement if it has not paid Bank, within five days after such demand, the amount due Bank.
     (b) If the balances in the Account are not sufficient to compensate Bank for any returned Check, Company agrees to pay Bank on demand the amount due Bank. If Company fails to so pay Bank immediately upon demand, Controlling Party agrees to pay Bank within five days after Bank’s demand to Controlling Party to pay any amount received by Controlling Party with respect to such returned Check. The failure to so pay Bank shall constitute a breach of this Agreement.
     (c) Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company may have with Bank for the amount or amounts due Bank under subsection 5(a) or 5(b).
6. (a) Bank will send information regarding deposits to the Account to the address specified below for Company or as otherwise specified in writing by Company to Bank, and will send a copy of such information regarding deposits to First Lien Agent and Second Lien Agent at the appropriate address specified below.
     (b) In addition to the original Bank statement provided to Company, Bank will provide First Lien Agent and Second Lien Agent with a duplicate of such statement.
7. (a) Bank will not be liable to Company, First Lien Agent or Second Lien Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.
     (b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.
     (c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company, First Lien Agent or Second Lien Agent or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

     (d) Bank shall have no duty to inquire or determine whether Company’s obligations to First Lien Agent or Second Lien Agent are in default or whether Controlling Party is entitled to provide the Activation Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.
     (e) Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.
     (f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Account or any Check and shall not be in violation of this Agreement for so doing.
8. Company, First Lien Agent and Second Lien Agent shall jointly and severally indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. The obligations of Company, First Lien Agent and Second Lien Agent under this section shall survive termination of this Agreement.
9. Company, First Lien Agent and Second Lien Agent shall jointly and severally pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).
10. Termination and assignment of this Agreement shall be as follows:
     (a) First Lien Agent and Second Lien Agent jointly, or Second Lien Agent alone if it is the Controlling Party, (i) may terminate this Agreement by providing notice to Company and Bank that all of Company’s obligations which are secured by the Account and Checks are paid in full, and (ii) may terminate or assign this Agreement upon 30 days’ prior written notice to Company and Bank. Bank may terminate this Agreement upon 30 days’ prior written notice to (i) Company and (ii) both First Lien Agent and Second Lien Agent, or Second Lien Agent alone if it is the Controlling Party. Company may not terminate this Agreement unless (i) it has provided prior written notice to Bank and (ii) written consent for such termination has been provided by both First Lien Agent and Second Lien Agent, or by Second Lien Agent alone if it is the Controlling Party.
     (b) Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time by written notice to Company, First Lien Agent and Second Lien Agent if any of Company, First Lien Agent or Second Lien Agent breaches any of the terms of this Agreement, or any other agreement with Bank.

11. (a) Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.
     (b) Each of the parties agrees that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this Agreement.
12. (a) This Agreement may be amended only by a writing signed by Company, First Lien Agent, Second Lien Agent and Bank; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company.
     (b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.
     (c) Subject to Section 15 below, this Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.
     (d) This Agreement shall be interpreted in accordance with the laws of the State of New York without reference to that state’s principles of conflicts of law.
13. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.
14. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company, First Lien Agent or Second Lien Agent.
15. Company, First Lien Agent and Second Lien Agent are parties to that certain Intercreditor Agreement dated as of December 9, 2005 (as amended, modified, supplemented or restated from time to time, the “Intercreditor Agreement”) and, solely as between Company, First Lien Agent and Second Lien Agent, to the extent any agreement, covenant or term herein conflicts with the Intercreditor Agreement, the Intercreditor Agreement shall control.
(Signature Page Follows)

     In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.
CALUMET LUBRICANTS CO., LIMITED
PARTNERSHIP
(“Company”)

By: CALUMET, INCORPORATED	Address for notices:

By:

Name:
Title:

BANK OF AMERICA, N.A.
(“First Lien Agent”)

By:	Address for notices:

Name:
Title:
BANK OF AMERICA, N.A.
(“Second Lien Agent”)

By:	Address for notices:

Name:
Title:

BANK OF AMERICA, N.A.
(“Bank”)

By:	Address for notices:

Name:
Title:

EXHIBIT A
DEPOSIT ACCOUNT CONTROL AGREEMENT
[Letterhead of Controlling Party]

To:	Bank of America, N.A., as Controlling Party
[Address]

Re:	[Name of Company]
Account No.:

Ladies and Gentlemen:
     Reference is made to the Deposit Account Control Agreement dated as of December 9, 2005 (the “Agreement”) among Calumet Lubricants Co., Limited Partnership, Bank of America, N.A., as First Lien Agent (as defined in the Agreement), and Bank of America, N.A., as Second Lien Agent (as defined in the Agreement) and you regarding the above-described account (the “Account”). In accordance with Section 2 of the Agreement, as Controlling Party we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds on a daily basis to our account as follows:

Bank Name:	Bank of America, N.A.
Bank Address:	901 Main Street
ABA No.:	071000039
Account Name:	Calumet Lubricants Co., Limited Partnership
Account No.:	8666516359
Beneficiary’s Name:

Very truly yours,

Bank of America, N.A.,
as Controlling Party

By:

Name:
Title:

ANNEX I
ACCOUNTS

Schedule 2.01
Commitments and Applicable Percentages

				Applicable
		Applicable		Percentage of
		Percentage of Term	Credit-Linked	Credit-Linked
Lender	Term Loan Commitment	Loan Commitments	Commitment	Commitments
Bank of America, N.A.	$225,000,000.00	100.000000000%	$50,000,000.00	100.000000000%
Total	$225,000,000.00	100.000000000%	$50,000,000.00	100.000000000%

Schedule 11.02
Administrative Agent’s Office, Certain Addresses for Notices
1. Address for Loan Parties:
Borrower:

Calumet Lubricants Co., Limited Partnership
2780 Waterfront Parkway East Drive, Suite 200
Indianapolis, Indiana 46214
Attention:	R. Patrick Murray II
Telephone:	(317) 328-5660
Facsimile:	(317) 328-5676
E-mail:	pat.murray@calumetlubricants.com

With a copy to:

Fulbright & Jaworski, L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention:	Joshua P. Agrons
Telephone:	(713) 651-5529
Facsimile:	(713) 651-5246
E-mail:	jagrons@fulbright.com

2. Addresses for Administrative Agent and Credit-Linked L/C Issuer:

Administrative Agent’s Office:
(for payments and requests)

Bank of America, N.A.
Mail Code:	TX1-492-14-12
901 Main Street, 14th Floor
Dallas, Texas 75202
Attention:	Tonya Parker
Telephone:	(214) 209-2133
Facsimile:	(214) 290-9438
E-mail:	tonya.r.parker@bankofamerica.com

Wire Instructions:
Bank of America, N.A.
Dallas, Texas
ABA #:	111-000-012
Acct Name:	Credit Services — West
Acct.#:	1292000883
Attention:	Credit Services
Ref:	Calumet Lubricants

Other Notices to Administrative Agent:

Bank of America, N.A.
Agency Management
901 Main Street, 14th Floor
Dallas, Texas 75202
Mail Code:	TX1-492-14-11
Attention:	Jennifer Reeves
Telephone:	(214) 209-4125
Facsimile:	(214) 290-9507
E-mail:	Jennifer.reeves@bankofamerica.com

For Notices as Credit-Linked L/C Issuer:

Bank of America, N.A.
1000 W Temple Street, 7th Floor
Los Angeles, California 90012
Mail Code:	CA9-705-07-05
Attn:	Sandra M. Leon
Telephone:	(213) 580-8369
Facsimile:	(213) 580-8440
E-mail:	Sandra.leon@bankofamerica.com

Schedule 11.06
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500